Exhibit 4.1

EXECUTION COPY

TERM LOAN AGREEMENT

dated as of

September 17, 2026

among

NVENT ELECTRIC plc
as Parent,

HOFFMAN SCHROFF HOLDINGS, INC.
as Borrower,

NVENT FINANCE S.À R.L.
as Guarantor,

The Lenders Party Hereto,

BANK OF AMERICA, N.A.
as Administrative Agent,

BANK OF CHINA LIMITED, LOS ANGELES BRANCH

BMO BANK N.A. and

U.S. BANK NATIONAL ASSOCIATION
as Syndication Agents,

and

CITIBANK, N.A. and

JPMORGAN CHASE BANK, N.A.
as Documentation Agents

BofA SECURITIES, INC.,

BANK OF CHINA LIMITED, LOS ANGELES BRANCH

BMO BANK N.A.

U.S. BANK NATIONAL ASSOCIATION

CITIBANK, N.A. and

JPMORGAN CHASE BANK, N.A.
as Joint Bookrunners and Joint Lead Arrangers

TABLE OF CONTENTS

SCHEDULES:

Schedule 2.01	--	Commitments
Schedule 6.03	--	List of Existing Liens
Schedule 6.05	--	Existing Debt
Schedule 9.01	--	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS:

Exhibit A	--	Form of Assignment and Assumption
Exhibit B-1	--	Form of Opinion of Foley & Lardner LLP
Exhibit B-2	--	Form of Opinion of Arthur Cox
Exhibit B-3	--	Form of Opinion of Allen Overy Shearman Sterling
Exhibit C	--	Form of Solvency Certificate
Exhibit D	--	Form of Term Loan Note
Exhibit E	--	List of Closing Documents
Exhibit F-1	--	Form of Borrowing Request
Exhibit F-2	--	Form of Interest Election Request
Exhibits G-1-4	--	Form of U.S. Tax Compliance Certificates
Exhibit H	--	Form of Irish Qualifying Lender Confirmation

TERM LOAN AGREEMENT (this “Agreement”) dated as of September 17, 2026 among nVent Electric plc, an Irish public limited company, HOFFMAN SCHROFF HOLDINGS, INC., a Delaware corporation, nVent Finance S.à r.l., a Luxembourg private limited liability company (Société à responsabilité limitée) having its registered office at 26, boulevard Royal, L-2449 Luxembourg and registered with the Luxembourg Trade and Companies Register under number B219846, the LENDERS from time to time party hereto and BANK OF AMERICA, N.A., as Administrative Agent.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

Article I.

Definitions

Section 1.01       Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to such Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the Alternate Base Rate. All ABR Loans shall be denominated in Dollars.

“Acquisition” means any transaction or series of related transactions (excluding any transaction solely among the Parent and/or one or more persons that are already Subsidiaries) that result, directly or indirectly, in (a) the acquisition by the Parent or any Subsidiary of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person; provided that the Parent or a Subsidiary is the ultimate surviving entity.

“Acquisition Debt” means any Debt of the Parent or any of its Subsidiaries that has been issued for the purpose of financing, in whole or in part, a Material Acquisition and any related transactions or series of related transactions (including for the purpose of refinancing or replacing all or a portion of any pre-existing Debt of the Parent, any of its Subsidiaries or the person(s) or assets to be acquired); provided that (a) the release of the proceeds thereof to the Parent and its Subsidiaries is contingent upon the consummation of such Material Acquisition and, pending such release, such proceeds are held in escrow (and, if the definitive agreement (or, in the case of a tender offer or similar transaction, the definitive offer document) for such acquisition is terminated prior to the consummation of such Material Acquisition or if such Material Acquisition is otherwise not consummated by the date specified in the definitive documentation relating to such Debt, such proceeds shall be promptly applied to satisfy and discharge all obligations of the Parent and its Subsidiaries in respect of such Debt) or (b) such Debt contains a “special mandatory redemption” provision (or other similar provision) or otherwise permits or requires such Debt to be redeemed or prepaid if such Material Acquisition is not consummated by the date specified in the definitive documentation relating to such Debt (and if the definitive agreement (or, in the case of a tender offer or similar transaction, the definitive offer document) for such Material Acquisition is terminated in accordance with its terms prior to the consummation of such Material Acquisition or such Material Acquisition is otherwise not consummated by the date specified in the definitive documentation relating to such Debt, such Debt is so redeemed or prepaid within 90 days of such termination or such specified date, as the case may be).

“Administrative Agent” means Bank of America (including its branches and affiliates) in its capacity as administrative agent for the Lenders hereunder, and any successor administrative agent arising under Section 9.04.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.01, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, as to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise (but, for the avoidance of doubt, no individual shall be deemed to be an Affiliate of a Person solely because such individual is a director (or the equivalent thereof) or senior officer of such Person).

“Agreement” has the meaning specified in the introductory paragraph.

“Alternate Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” (c) the Term SOFR Rate plus 1.00% and (d) 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14, then the Alternate Base Rate shall be the greater of clauses (a), (b) and (d) above and shall be determined without reference to clause (c) above.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Parent and its affiliated companies concerning or relating to bribery, corruption or money laundering.

“Applicable Parties” has the meaning assigned to such term in Section 8.03(c).

“Applicable Percentage” means, with respect to any Lender, (i) at any time prior to the funding of the Term Loans on the Term Loan Funding Date, a percentage equal to a fraction the numerator of which is such Lender’s Term Loan Commitment and the denominator of which is the aggregate Term Loan Commitments of all Lenders and (ii) at any time after the funding of the Term Loans on the Term Loan Funding Date, a percentage equal to a fraction the numerator of which is such Lender’s outstanding principal amount of the Term Loans and the denominator of which is the aggregate outstanding principal amount of the Term Loans of all Lenders; provided that in the case of Section 2.24 when a Defaulting Lender shall exist, any such Defaulting Lender’s Term Loan Commitment shall be disregarded in the calculation.

“Applicable Rate” means, for any day, with respect to any Term Benchmark Loan, any ABR Loan or with respect to the ticking fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Term Benchmark Spread for Term Loans” or “ABR Spread for Term Loans” or “Ticking Fee Rate”, as the case may be, based upon the Pricing Level applicable on such date.

Pricing Level	Term Benchmark Spread for Term Loans	ABR Spread for Term Loans	Ticking Fee Rate
Level I	0.875%	0%	0.10%
Level II	1.00%	0%	0.11%
Level III	1.125%	0.125%	0.125%
Level IV	1.25%	0.25%	0.15%
Level V	1.50%	0.50%	0.20%

For purposes hereof: (i) Pricing Level I, Leverage Level 1 and Ratings Level A are equivalent and correspond to each other, (ii) Pricing Level II, Leverage Level 2 and Ratings Level B are equivalent and correspond to each other, (iii) Pricing Level III, Leverage Level 3 and Ratings Level C are equivalent and correspond to each other, (iv) Pricing Level IV, Leverage Level 4 and Ratings Level D are equivalent and correspond to each other and (v) Pricing Level V, Leverage Level 5 and Ratings Level E are equivalent and correspond to each other.

At any time of determination, the Pricing Level shall be determined by reference to the Leverage Level or the Ratings Level, as the Borrower shall from time to time elect by written notice to the Administrative Agent, and any change in Pricing Level resulting from such election by the Borrower shall be effected as promptly as practicable by the Administrative Agent after receiving such written election from the Borrower. Notwithstanding anything to the contrary set forth in this definition, it is understood and agreed that Pricing Level III shall be deemed to be applicable from the Effective Date until the Administrative Agent’s receipt of the financial statements and related compliance certificate for the Parent’s first full fiscal quarter ending after the Term Loan Funding Date (it being understood and agreed that the Borrower shall not be permitted to elect pricing by reference to the Ratings Level until such receipt by the Administrative Agent of such financial statements and compliance certificate), and adjustments to the Pricing Level then in effect shall thereafter be effected in accordance with the terms of this definition.

Leverage Level Determination

Leverage Level	Net Leverage Ratio
Level 1	≤ 0.50 to 1.00
Level 2	> 0.50 to 1.00 but ≤ 1.00 to 1.00
Level 3	> 1.00 to 1.00 but ≤ 1.75 to 1.00
Level 4	>1.75 to 1.00 but ≤ 2.50 to 1.00
Level 5	> 2.50 to 1.00

If at any time the Parent fails to deliver the quarterly or annual financial statements or related compliance certificates required under Section 5.01 on or before the date such statements or certificates are due, Leverage Level 5 shall be deemed applicable for the period commencing three (3) Business Days after such required date of delivery and ending on the date which is three (3) Business Days after such statements or certificates are actually delivered, after which the Leverage Level shall be determined in accordance with this definition.

Except as otherwise provided in the paragraph below or in the immediately preceding paragraph, adjustments, if any, to the Leverage Level then in effect shall be effective three (3) Business Days after the Administrative Agent has received the applicable financial statements and certificates (it being understood and agreed that each change in Leverage Level shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change).

Ratings Level Determination

Ratings Level	Public Debt Ratings (S&P / Moody’s / Fitch)
Level A	A- / A3 / A- or higher
Level B	BBB+ / Baa1 / BBB+
Level C	BBB / Baa2 / BBB
Level D	BBB- / Baa3 / BBB-
Level E	BB+ / Ba1 / BB+ or lower

For purposes of the foregoing, (a) if only one of S&P, Moody’s or Fitch shall have in effect a Public Debt Rating, the Ratings Level shall be determined by reference to the available rating; (b) if none of S&P, Moody’s or Fitch shall have in effect a Public Debt Rating (other than by reason of the circumstances referred to in clause (g) or (h) below), the Ratings Level will be set in accordance with Level E; (c) if all three of the rating agencies shall have a Public Debt Rating in effect and the ratings established by each of S&P, Moody’s and Fitch shall fall within three different Levels in the immediately foregoing table (such Level A, Level B, Level C, Level D and Level E, collectively, the “Levels” and each a “Level”), the Ratings Level shall be based upon the intermediate Level; (d) if all three of the rating agencies shall have a Public Debt Rating in effect and two out of the three ratings of S&P, Moody’s and Fitch are at the same Level, then the Ratings Level shall be based on such Level; (e) if only two Public Debt Ratings from S&P, Moody’s and Fitch are available and such ratings fall within different Levels, then the Ratings Level shall be based on the higher rating unless such ratings differ by two or more Levels, in which case the applicable Ratings Level will be deemed to be one Level above the lower of such Levels; (f) if any rating established by S&P, Moody’s or Fitch shall be changed, such change shall be effective as of the date that is three (3) Business Days after the date on which such change is first announced publicly by the rating agency making such change; (g) if S&P, Moody’s or Fitch shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P, Moody’s or Fitch, as the case may be, shall refer to the then equivalent rating by S&P, Moody’s or Fitch, as the case may be (and if there is no such equivalent rating, to the rating most recently in effect prior to such change); and (h) if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect the unavailability of ratings from such rating agency and, pending the effectiveness of such amendment, the Ratings Level shall be determined by reference to the rating (and the Level applicable thereto) most recently in effect prior to such cessation.

“Approved Electronic Platform” has the meaning assigned to it in Section 8.03(a).

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Arrangers” means each of BofA Securities, Inc., Bank of China Limited, Los Angeles Branch, BMO Bank, N.A., U.S. Bank National Association, Citibank, N.A. and JPMorgan Chase Bank, N.A., each in their capacity as a joint bookrunner and joint lead arranger hereunder.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bail-In Lender” is defined in Section 2.19(b).

“Bank of America” means Bank of America, N.A. and its successors.

“Banking Services” means each and any of the following bank services provided to the Parent or any Subsidiary by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, commercial credit cards and purchasing cards), (b) stored value cards, (c) merchant processing services and (d) treasury management services (including, without limitation, controlled disbursement services, automated clearinghouse transactions, return items services, any direct debit scheme or arrangement, overdraft services and interstate depository network services).

“Banking Services Agreement” means any agreement entered into by the Parent or any Subsidiary in connection with Banking Services.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Blocking Law” has the meaning specified in Section 3.12 hereof.

“Blocking Regulation” has the meaning specified in Section 3.12 hereof.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Hoffman Schroff Holdings, Inc. a Delaware corporation.

“Borrowing” means a Term Loan of the same Type, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 in substantially the form attached hereto as Exhibit F-1 or such other form as the Administrative Agent may approve from time to time.

“Bridge Facility Commitment Letter” has the meaning specified in Section 4.02(b) hereof.

“Bridge Facility” means any bridge loan facility entered into pursuant to the Bridge Facility Commitment Letter.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located.

“Calendar Quarter” means each of the four calendar quarters of each calendar year ending each March 31, June 30, September 30 and December 31 of each calendar year.

“Change in Law” means the occurrence, after the Effective Date (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, except to the extent they are merely proposed and not in effect, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning assigned to such term in Section 9.14.

“CME” means CME Group Benchmark Administration Limited.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Combination” has the meaning assigned to such term in Section 2.09(c).

“Combined Lender” has the meaning assigned to such term in Section 2.09(c).

“Commitment” means a Term Loan Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to Section 8.03(c), including through an Approved Electronic Platform.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate or the Term SOFR Rate, as applicable, any conforming changes to the definitions of “Alternate Base Rate”, “SOFR”, “Term SOFR Rate” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the reasonable good faith discretion of the Administrative Agent (in consultation with the Borrower), to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines in its reasonable good faith discretion that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent, in consultation with the Borrower, determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Subsidiary” means, as of any date, any Subsidiary or other entity the accounts of which would be consolidated with those of the Parent in its consolidated financial statements as of such date prepared in accordance with GAAP.

“Consolidated Total Assets” means the total consolidated assets of the Parent and its Subsidiaries, in each case determined in accordance with GAAP.

“Covered Entity” means any of the following:

(i)            a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)           a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)          a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 9.18.

“Credit Event” means a Borrowing.

“Credit Exposure” means, as to any Lender at any time, an amount equal to the aggregate principal amount of its Term Loans outstanding at such time.

“Daily Simple SOFR” with respect to any applicable determination date means the SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source).

“Debt” means, with respect to any Person at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued liabilities (including employee compensation and benefit obligations) arising in the ordinary course of business, (iv) the outstanding principal obligations of such Person as lessee under finance leases, (v) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person (it being understood that if such Debt has not been assumed by such Person, the amount of such Debt shall be deemed to be the lesser of the fair market value at such date of such asset and the amount of such Debt), (vi) the aggregate outstanding investment or claim held by purchasers, assignees or transferees of (or of interests in) receivables of such Person in connection with any Securitization Transaction, (vii) all non-contingent reimbursement obligations of such Person under letters of credit and bank guarantees, and (viii) all Debt (as defined above) of others Guaranteed by such Person. Notwithstanding the foregoing, Debt shall exclude (a) any customary purchase price adjustments, earnouts, holdbacks and deferred payments of a similar nature in connection with a Permitted Acquisition (including deferred compensation representing consideration or other contingent obligations incurred in connection with a Permitted Acquisition), (b) any obligations in respect of customer advances in the ordinary course of business consistent with past practices, (c) defeased, discharged and/or redeemed indebtedness so long as (1) neither the Parent nor any Subsidiary has any liability (contingent or otherwise) with respect to such indebtedness and (2) the cash, securities and/or other assets used to defease, discharge and/or redeem such indebtedness are not, directly or indirectly, an asset of the Parent or any Subsidiary and (d) interest, fees, make-whole amounts, premiums, charges or expenses, if any, relating to the principal amount of Debt. In the event any of the foregoing Debt is limited to recourse against a particular asset or assets of such Person, the amount of the corresponding Debt shall be equal to the lesser of the amount of such Debt and the fair market value of such asset or assets, as determined by the Borrower in good faith, at the date for determination of the amount of such Debt. For the avoidance of doubt, the amount of Debt of any Person at any date will be calculated without duplication of any Guarantee in respect thereof.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 2.24(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.24(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each other Lender promptly following such determination.

“Designated Persons” means any Person that is the subject of any Sanctions, including any Person listed on a Sanctions List.

“Disqualified Institutions” means (i) those Persons identified by the Borrower to the Administrative Agent and the Lenders in writing prior to the Effective Date, (ii) those Persons that are reasonably determined by the Borrower to be competitors of the Borrower or any of its Subsidiaries and which have been specifically identified by the Borrower to the Administrative Agent and the Lenders in writing prior to the Effective Date and (iii) in the case of each of clauses (i) and (ii) (and any supplements thereto as contemplated below), any of their respective Affiliates, to the extent any such Affiliate (x) is clearly identifiable as an Affiliate of the applicable Person solely by similarity of such Affiliate’s name and (y) is not a bona fide debt investment fund that is an Affiliate of such Person; provided that, the Borrower, by notice to the Administrative Agent and the Lenders after the Effective Date, shall be permitted to supplement from time to time in writing by name the list of Persons that are Disqualified Institutions to the extent that the Persons added by such supplements are determined by the Borrower to be competitors of the Borrower or any of its Subsidiaries (or Affiliates of such competitors that are not bona fide debt investment funds). Each such supplement shall become effective three (3) Business Days after delivery thereof to the Administrative Agent and the Lenders (including through an Approved Electronic Platform) in accordance with Section 9.01, but which shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in the Loans (but solely with respect to such Loans). It is understood and agreed that (i) the Administrative Agent shall have no responsibility or liability to determine or monitor whether any Lender or potential Lender is a Disqualified Institution, (ii) the Borrower’s failure to deliver such list (or supplement thereto) in accordance with Section 9.01 shall render such list (or supplement) not received and not effective and (iii) “Disqualified Institution” shall exclude any Person that the Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent (which notice may be distributed to the Lenders) from time to time in accordance with Section 9.01.

“Disregarded Entity” means an entity that, pursuant to Treas. Reg. § 301.7701-2(c)(2), is disregarded for U.S. federal income Tax purposes as an entity separate from its owner.

“Documentation Agent” means each of Citibank, N.A. and JPMorgan Chase Bank, N.A., each in their capacity as documentation agent for the term loan facility evidenced by this Agreement.

“Dollar Amount” of any amount of any currency means, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in a currency other than Dollars (a “Foreign Currency”), the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with such Foreign Currency last provided (either by publication or otherwise provided to the Administrative Agent) by the applicable Bloomberg source (or such other publicly available source for displaying exchange rates) on the date that is two Business Days (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of Dollars with such Foreign Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Bloomberg chosen by the Administrative Agent in its reasonable discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as reasonably determined by the Administrative Agent, in consultation with the Borrower, using any reasonable method of determination it deems reasonably appropriate) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as reasonably determined by the Administrative Agent, in consultation with the Borrower, using any reasonable method of determination it deems reasonably appropriate.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means each Subsidiary of the Parent other than a Foreign Subsidiary.

“DQ List” has the meaning specified in Section 9.04(e)(iv) hereof.

“EBITDA” means, for any period, the sum of the consolidated net income of the Parent for such period excluding the effect of (a) any non-cash gains (including any non-cash gains arising from the adoption of mark-to-market accounting with respect to pension or other retirement benefit plans); (b) any non-cash losses, charges and expenses (including any non-cash loss, charge or expense arising from the adoption of mark-to-market accounting with respect to pension or other retirement benefit plans); (c) any earnings from discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, such earnings shall be excluded in the calculation of EBITDA (i) only when and to the extent such operations are actually disposed of and (ii) if the sales revenue generated by the applicable entity or business unit in the twelve (12) months prior to such disposition was $25,000,000 or more); (d) fees, costs, expenses, premiums, make-whole or penalty payments, other similar items and, in the case of clause (v) below, awards, settlement payments and similar amounts, in each case, incurred after the Effective Date (provided, that any such add back amounts arising in respect of the Transactions may be incurred prior to, on and/or after the Effective Date) and arising out of (i) Permitted Acquisitions, (ii) investments and dispositions not prohibited by this Agreement, (iii) any incurrence, issuance, repayment or refinancing of Debt permitted by this Agreement, (iv) any issuance or redemption of Equity Interests and (v) litigation, arbitration and/or other resolutions of legal disputes (provided that the aggregate amount permitted to be added back pursuant to this clause (d)(v) shall not exceed $25,000,000 during such period); (e) any losses, charges, costs and expenses from discontinued operations plus, to the extent deducted in determining such consolidated net income, but without duplication, Interest Expense, taxes on or measured by income, depreciation, amortization, non-cash stock-based compensation expenses; (f) any losses, charges, costs and expenses from restructurings, casualty and condemnation events, takings under power of eminent domain and similar events (not to exceed 10% of EBITDA for such period); (g) any unusual or non-recurring losses, charges, costs and expenses to the extent deducted in the calculation of consolidated net income (together with the amount added back pursuant to clause (h) below, not to exceed 10% of EBITDA); and (h) any cost-savings and cost synergies resulting from a Permitted Acquisition projected in good faith by the Parent to be realized within 18 months of such acquisition (together with the amounts in clause (g) above, not to exceed 10% of EBITDA).

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

“Environmental Claims” means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

“Environmental Laws” means all federal, state and local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any judicial, regulating or other governmental authority, in each case relating to environmental and land use matters or health or safety matters affecting the environment or land use.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Parent or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Parent within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“EU” means the European Union.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Article VII; provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition has been satisfied.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Specified Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Specified Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Loan Party’s failure for any reason to constitute an ECP at the time the Guarantee of such Loan Party or the grant of such security interest becomes or would become effective with respect to such Specified Swap Obligation or (b) in the case of a Specified Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Loan Party is a “financial entity,” as defined in Section 2(h)(7)(C)(i) of the Commodity Exchange Act (or any successor provision thereto), at the time the Guarantee of such Loan Party or the grant of such security interest becomes or would become effective with respect to such related Specified Swap Obligation. If a Specified Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Specified Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any guarantor under any Loan Document, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed by the jurisdiction under the laws of which such recipient is organized or in which it has a principal office or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any U.S. federal withholding Tax that is imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender becomes a party to this Agreement (other than pursuant to an assignment request by the Borrower under Section 2.19(b) or Section 9.02(c)) or (ii) such Lender designates a new lending office, except in each case to the extent that such Lender (or its assignor, if any) was entitled, immediately before the designation of a new lending office (or an assignment), to receive additional amounts pursuant to Section 2.17(a), (c) Taxes attributable to such recipient’s failure to comply with Section 2.17(e), (d) any withholding Tax that is imposed under FATCA, and (e) any deduction or withholding on account of Taxes imposed by Luxembourg under the law dated 23 December 2005, as amended, introducing a final withholding tax on interest payable to Luxembourg resident individuals.

“Existing Credit Agreement” means that certain Second Amended and Restated Credit Agreement dated as of June 30, 2025 among the Parent, the Borrower, the Guarantor, certain of the Parent’s Subsidiaries from time to time party thereto, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A. as administrative agent.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Financial Officer” means (i) with respect to the Borrower, the Chief Financial Officer, the Chief Accounting Officer or the Treasurer of the Borrower; and (ii) with respect to the Parent, the Chief Financial Officer, the Chief Accounting Officer or the Treasurer of the Parent.

“Fitch” means Fitch Ratings, Inc.

“Foreign Currency” has the meaning specified in the definition of “Dollar Amount”.

“Foreign Lender” means a Lender that is neither a U.S. Person nor a Disregarded Entity that is treated for U.S. federal income Tax purposes as having as its sole owner a Person that is a U.S. Person.

“Foreign Subsidiary” means, with respect to any Person, each Subsidiary of such Person that is incorporated or organized under the laws of a jurisdiction located outside of the United States or any state thereof.

“GAAP” means generally accepted accounting principles as from time to time in effect in the United States of America.

“Governmental Authority” means any federal, state, municipal, national or other governmental department, commission, board, bureau, court, agency, ministry or instrumentality or political subdivision thereof or any entity, officer, minister or other Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantee” means, with respect to any Person, any obligation of such Person, contingent or otherwise, directly or indirectly guaranteeing any Debt of any other Person or in any manner providing for the payment of any Debt of any other Person or otherwise protecting the holder of such Debt against loss (whether by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay or otherwise); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a correlative meaning. It is understood that the amount of any Guarantee of or by any Person shall be deemed to be the lower of (a) the amount of Debt in respect of which such Guarantee exists and (b) the maximum amount for which such Person may be liable pursuant to the instrument embodying such Guarantee. For the avoidance of doubt, in the event any Guarantee is limited to recourse against a particular asset or assets of such Person, the amount of such Guarantee shall be equal to the lesser of the amount of such Guarantee and the fair market value of such asset or assets, as determined by such Person in good faith, at the date for determination of the amount of such Guarantee.

“Guarantor” means nVent Finance S.à r.l., a Luxembourg private limited liability company (Société à responsabilité limitée), having its registered office at 26, boulevard Royal, L-2449 Luxembourg and registered with the Luxembourg Trade and Companies Register (R.C.S. Luxembourg) under number B219846.

“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Parent or the Subsidiaries shall be a Hedging Agreement.

“Illegality Notice” has the meaning assigned to such term in Section 2.23.

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes imposed on or with respect to any payment made by any Loan Party under any Loan Document and (b) Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).

“Information” has the meaning assigned to such term in Section 9.12.

“Insolvency Regulation” means the Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast).

“Interest Coverage Ratio” means, for any period, the ratio of (i) EBITDA for such period to (ii) Interest Expense (excluding any Interest Expense in respect of intercompany Debt), to the extent paid in cash, for such period.

“Interest Expense” means, for any period, the sum, without duplication, of consolidated interest expense of the Parent and its Subsidiaries for such period (including, in each case to the extent included in interest expense on the Parent’s consolidated income statement, the interest component of finance leases, the interest component of Synthetic Lease Obligations, facility, commitment and usage fees, and fees for standby letters of credit), plus consolidated yield or discount accrued, during such period on the aggregate outstanding investment or claim held by purchasers, assignees or other transferees of (or of interests in) receivables of the Parent and its Subsidiaries in connection with any Securitization Transaction (regardless of the accounting treatment of such Securitization Transaction), plus net payments (if any) pursuant to Hedging Agreements, minus the sum (without duplication) of (a) annual administrative agent fees, (b) costs associated with obtaining swap agreements and any interest expense attributable to the movement of the mark-to-market valuation of obligations under swap agreements or other derivative instruments and any one-time costs associated with breakage in respect of swap agreements for interest rates, (c) costs associated with the issuance or incurrence of debt, including amortization and write-off of deferred and other financing fees, debt issuance costs, commissions, fees and expenses and original issue discount, (d) PIK interest, (e) any non-cash expense in respect of any interest component relating to accretion or accrual of discounted liabilities and (f) net receipts (if any) pursuant to Hedging Agreements.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08 in substantially the form attached hereto as Exhibit F-2 or such other form as the Administrative Agent may approve from time to time.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December and the Maturity Date and (b) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and the Maturity Date.

“Interest Period” means with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (or such other period of time as is acceptable to each of the Lenders), as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no Interest Period shall extend beyond the Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Ireland” means Ireland, exclusive of Northern Ireland.

“Irish Companies Act” means the Companies Act 2014 of Ireland.

“Irish Guarantor” means the Parent.

“Irish Loan Party” means the Irish Guarantor.

“Irish Qualifying Lender” means a Lender which is beneficially entitled to interest payable to it in respect of an advance under this Agreement, and is:

(a)            a bank within the meaning of Section 246 of the Irish TCA which is carrying on a bona fide banking business in Ireland for the purposes of Section 246(3)(a) of the Irish TCA; or

(b)

(i)             a company (within the meaning of Section 246 of the Irish TCA) which by virtue of the laws of a Relevant Territory is resident in that Relevant Territory for the purposes of tax and that Relevant Territory imposes a tax that generally applies to interest receivable in that Relevant Territory by companies from sources outside that Relevant Territory; or

(ii)            a company (within the meaning of Section 246 of the Irish TCA) in receipt of interest under this Agreement which:

(A)	is exempted from the charge to Irish income tax under an Irish Treaty between Ireland and the country in which the Lender is resident for tax purposes having the force of law under the procedures set out in section 826(1) of the Irish TCA; or

(B)	would be exempted from the charge to Irish income tax under an Irish Treaty between Ireland and the country in which the Lender is resident for tax purposes entered into on or before the payment date of that interest if that Irish Treaty had the force of law under the procedures set out in section 826(1) of the Irish TCA at that date; or

(iii)           a U.S. company that is incorporated in the U.S. and taxed in the U.S. on its worldwide income; or

(iv)           a U.S. limited liability company (“LLC”), provided the ultimate recipients of the interest would be Irish Qualifying Lenders within paragraph (i), (ii) or (iii) of this definition and the business conducted through the LLC is so structured for non-tax commercial reasons and not for tax avoidance purposes;

provided that, in the case of (i), (ii), (iii), and (iv), the company does not provide its (or in the case of (iv), the ultimate recipients of the interest do not provide their)commitment in connection with a trade or business which is carried on in Ireland through a branch or agency; or

(c)            a body corporate which:

(i)             advances money in the ordinary course of a trade which includes the lending of money; and

(ii)            in whose hands any interest payable in respect of money so advanced is taken into account in computing the trading income of that company; and

(iii)            which has complied with the notification requirements set out in Section 246(5)(a) of the Irish TCA.

(d)            a qualifying company within the meaning of Section 110 of the Irish TCA; or

(e)            an investment undertaking within the meaning of Section 739B of the Irish TCA; or

(f)            an Irish Treaty Lender; or

(g)            an exempted approved scheme within the meaning of Section 774 of the Irish TCA.

“Irish TCA” means the Taxes Consolidation Act, 1997 of Ireland.

“Irish Treaty Lender” means a Lender (other than a Lender falling within clause (b) of the definition of Irish Qualifying Lender) which is on the date the relevant payment is made entitled under a double taxation agreement (an “Irish Treaty”) in force on that date between Ireland and another jurisdiction to that payment without any withholding for or on account of Irish Tax (subject to the completion of any procedural formalities or self certification procedure) and which does not carry on a business in Ireland through a permanent establishment with which that Lender’s participation in the Loan is effectively connected.

“Knowledge” means the actual knowledge of a Responsible Officer, without giving effect to imputed or constructive knowledge or giving rise to any duty to investigate.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lender Party” and “Lender Recipient Party” means collectively, the Lenders.

“Lender-Related Person” has the meaning assigned to such term in Section 9.03(d).

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a Lender hereunder pursuant to an Assignment and Assumption or other documentation contemplated hereby, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or other documentation contemplated hereby. For the avoidance of doubt, the term “Lender” includes each Term Lender and the term “Lenders” includes all Term Lenders.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Liabilities” means any losses, claims, damages or liabilities.

“Lien” means any interest in property securing any obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute, regulation, decree or contract, including (a) any lien or security interest arising from any mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or consignment or bailment for security purposes and (b) the interest of a person under a finance lease (but excluding the interest of a lessor under an operating lease).

“Liquidity” means, at any time, the amount of unrestricted and unencumbered cash and cash equivalent investments of the Parent and its Subsidiaries at such time that is not subject to any Lien other than Liens permitted under Section 6.03 that is in excess of $5,000,000 but in no event to exceed $250,000,000.

“Loan Documents” means this Agreement, any promissory notes executed and delivered pursuant to Section 2.10(e), each Borrowing Request and any and all other instruments and documents executed and delivered in connection with any of the foregoing.

“Loan Party” means the Parent, the Borrower and the Guarantor.

“Loans” means the term loans made by the Lenders to the Borrower pursuant to this Agreement, it being understood that conversions and continuations of Loans are not Loans hereunder.

“Luxembourg” means the Grand Duchy of Luxembourg.

“Luxembourg Debtor Relief Laws” means (i) bankruptcy (faillite) within the meaning of Articles 437 et seq. of the Luxembourg Commercial Code, (ii) judicial reorganisation proceedings in the form of a mutual agreement (réorganisation judiciaire par accord amiable), a collective agreement (réorganisation judiciaire par accord collectif) or a judicial reorganisation by transfer by court order (réorganisation judiciaire par transfert par décision de justice) within the meaning of Luxembourg law of 7 August 2023 on business preservation and modernization of the bankruptcy law, (iii) suspension of payments (sursis de paiement) within the meaning of Articles 593 et seq. of the Luxembourg Commercial Code, and (iv) voluntary or compulsory liquidation pursuant to the Luxembourg law of August 10, 1915 on commercial companies.

“Luxembourg Person” means an entity that (i) is organized under the laws of the Grand-Duchy of Luxembourg, (ii) has its center of main interests, within the meaning of the Insolvency Regulation, in Luxembourg or (iii) has an establishment, within the meaning of the Insolvency Regulation, in Luxembourg.

“Luxembourg Relief” means bankruptcy (faillite), suspension of payments (sursis de paiement), administrative dissolution without liquidation (dissolution administrative sans liquidation), judicial reorganisation proceedings in the form of a mutual agreement (réorganisation judiciaire par accord amiable), a collective agreement (réorganisation judiciaire par accord collectif) or a judicial reorganisation by transfer by court order (réorganisation judiciaire par transfert par décision de justice), a general settlement with creditors and voluntary or compulsory liquidation, as such terms are understood within the Luxembourg Debtor Relief Laws, and also means any other proceedings affecting the rights of creditors generally or the appointment of an interim administrator (administrateur provisoire).

“Material Acquisition” means any acquisition if the aggregate consideration paid or to be paid (including liabilities to be assumed as part of the purchase consideration) by the Parent or a Subsidiary in respect of such acquisition is equal to or greater than $250,000,000.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, operations or financial condition of the Parent and its Subsidiaries taken as a whole or (ii) the ability of any Loan Party to perform its obligations hereunder; provided, however, that specific events, circumstances, changes, effects or conditions (and not general economic or industry conditions) specifically applicable to the Parent and its Subsidiaries disclosed in any Form 10-K, Form 10-Q or Form 8-K filed by the Parent with the SEC prior to the Effective Date shall not constitute a “Material Adverse Effect” to the extent so disclosed.

“Material Financial Obligations” means Debt or Synthetic Lease Obligations of the Parent or any Subsidiary (excluding amounts owed to the Parent or any Subsidiary that is wholly-owned (except for directors’ qualifying shares)) in an aggregate amount (for all applicable Debt and Synthetic Lease Obligations, but without duplication) equal to or greater than a Dollar Amount of $75,000,000.

“Material Subsidiary” means (a) the Borrower, (b) the Guarantor, (c) any Subsidiary that is an “Affiliate Borrower” under (and as defined in) the Existing Credit Agreement and (d) each other Subsidiary of the Parent that at the time of determination constitutes a “significant subsidiary” (as such term is defined in Regulation S-X of the SEC as in effect on the date of this Agreement).

“Maturity Date” means the date that occurs on the third anniversary of the Term Loan Funding Date; provided, however, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Rate” has the meaning assigned to such term in Section 9.14.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Leverage Ratio” means, as of the last day of any period of four consecutive fiscal quarters, the ratio of (a) (i) the sum (without duplication) of the outstanding principal amount of all Debt (excluding, without duplication, Synthetic Lease Obligations) of the Parent and its Consolidated Subsidiaries determined on a consolidated basis as of such date, minus (ii) Liquidity as of such date, to (b) EBITDA for the period of four consecutive fiscal quarters then ended; provided that for purposes of calculating EBITDA pursuant to this clause (b), the consolidated net income of any Person or business unit acquired (or divested or liquidated, if the sales revenue generated by such Person or business unit in the 12 months prior to such divestiture or liquidation was $25,000,000 or more) by the Parent or any Subsidiary during such period (plus, to the extent deducted in determining such consolidated net income, Interest Expense, income tax expense, depreciation and amortization and non-cash compensation expenses of such Person or business unit) shall be included (or, in the case of a divestiture or liquidation, excluded) on a pro forma basis for such period (assuming the consummation of each such acquisition and the incurrence or assumption of any Debt in connection therewith (or the consummation of such divestiture or liquidation) occurred on the first day of such period) in accordance with Article 11 of Regulation S-X of the SEC; provided, further, that, at any time after the definitive agreement for any Material Acquisition shall have been executed (or, in the case of a Material Acquisition in the form of a tender offer or similar transaction, after the offer shall have been launched) and prior to the consummation of such Material Acquisition (or termination of the definitive documentation in respect thereof (or such later date as such indebtedness ceases to constitute Acquisition Debt as set forth in the definition of “Acquisition Debt”)), any Acquisition Debt (and the proceeds of such Debt) shall be excluded from the determination of the Net Leverage Ratio.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).

“Note” means a note substantially in the form of Exhibit D hereto evidencing the Term Loans made by any applicable Lender to the Borrower.

“Obligations” means all indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, examinership, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Parent and its Subsidiaries to any of the Lenders, any indemnified party and the Administrative Agent, individually or collectively, under this Agreement or any of the other Loan Documents or in respect of any of the Loans made, reimbursement obligations incurred or other instruments at any time evidencing any thereof.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.

“Organizational Documents” means, (a) with respect to any corporation or unlimited liability company, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to the Administrative Agent or any Lender, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future stamp, registration or documentary Taxes or any other excise or property Taxes, charges or similar Taxes or levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, but excluding (i) Excluded Taxes and (ii) any such stamp, court or documentary, intangible, mortgage, recording, filing or similar Tax that becomes payable upon a registration made by any party (including, for the avoidance of doubt, any Luxembourg registration duties (droits d'enregistrement)), including the Administrative Agent or any Lender, if such registration is not required to enforce the rights of such party or obligations of any party under a Loan Document.

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation; as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.

“Parent” means nVent Electric plc, an Irish public limited company.

“Participant” has the meaning set forth in Section 9.04(c).

“Participant Register” has the meaning set forth in Section 9.04(c).

“Patriot Act” has the meaning assigned to it in Section 9.13.

“Payment Office” of the Administrative Agent shall mean, for each currency, the office, branch, affiliate or correspondent bank of the Administrative Agent for such currency as specified from time to time by the Administrative Agent to the Borrower and each Lender.

“Payment Recipient” has the meaning specified in Section 8.08(a) hereof.

“PBGC” means the Pension Benefit Guaranty Corporation and any successor thereto.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR Rate”.

“Permitted Acquisition” means (i) the Velocity Acquisition and (ii) any other Acquisition by the Parent or a Subsidiary which satisfies each of the following requirements: (x) no Event of Default or Default has occurred and is continuing at the time of, or will result upon giving effect to, such Acquisition; and (y) in the case of the Acquisition of any Person, the board of directors (or equivalent governing body) of the Person being acquired (or all of the equity holders thereof) shall have approved such Acquisition.

“Permitted Surviving Debt” means (i) purchase money Debt, working capital facilities, overdraft facilities, letter of credit and bank guarantee facilities or similar facilities, capital and finance leases, equipment financings and bilateral lines of credit for working capital purposes of the Parent’s Subsidiaries, in each case, that will remain outstanding following the Term Loan Funding Date, (ii) intercompany Debt among any of the Parent and its Subsidiaries, (iii) Debt under the Existing Credit Agreement (as amended prior to August 21, 2026), (iv) indebtedness permitted to be incurred by Velocity and/or its Subsidiaries pursuant to the Velocity Acquisition Agreement (including after giving effect to any consent by the Parent, the Borrower or any of their respective Affiliates to any such incurrence that the Parent and the Borrower determine that the Parent or the Borrower or any of their respective Affiliates are required to give pursuant to the terms of the Velocity Acquisition Agreement) and (v) other Debt that is permitted to be outstanding by the terms of this Agreement or otherwise reasonably agreed by the Borrower and the Administrative Agent.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

“Plan” means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by the Parent or any ERISA Affiliate for employees of the Parent or such ERISA Affiliate or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Parent or any ERISA Affiliate is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Debt Rating” means the rating that has been most recently announced by S&P, Moody’s or Fitch, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Borrower (or if no such rating is then in effect with respect to such debt, then the corporate, issuer or similar rating with respect to the Parent that has been most recently announced by S&P, Moody’s or Fitch, as the case may be) or, if any such rating agency shall have issued more than one such rating, the lowest such rating issued by such rating agency.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 9.18.

“Register” has the meaning set forth in Section 9.04(b).

“Related Indemnified Person” has the meaning assigned to it in Section 9.03(b).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Territory” means:

(a)            a member state of the European Communities (other than Ireland); or

(b)            to the extent not a member state of the European Communities, a jurisdiction with which Ireland has entered into a double taxation treaty that either has the force of law by virtue of Section 826(1) of the Irish TCA or which will have the force of law on completion of the procedures set out in Section 826(1) of the Irish TCA.

“Replacement Lender” has the meaning assigned to such term in Section 2.09(c).

“Required Lenders” means, subject to Section 2.24, Lenders having Credit Exposures and Unfunded Term Loan Commitments representing more than 50% of the sum of the total Credit Exposures and Unfunded Term Loan Commitments at such time; provided that for the purpose of determining the Required Lenders needed for any waiver, amendment, modification or consent of or under this Agreement or any other Loan Document, any Lender that is the Parent or an Affiliate of the Parent shall be disregarded.

“Rescindable Amount” has the meaning assigned to such term in Section 2.18(d).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means (i) with respect to the Borrower, the Chief Executive Officer, the Chief Financial Officer, the Chief Accounting Officer or the Treasurer of the Borrower; (ii) with respect to the Parent, the Chief Executive Officer, the Chief Financial Officer, the Chief Accounting Officer or the Treasurer of the Parent; and (iii) with respect to any other Loan Party, a manager, a director, the chief executive officer, the chief operating officer, the president, any vice president (if appointed by the board of directors or similar governing body of such Loan Party), the chief financial officer, the treasurer or any assistant treasurer of such Loan Party, or any other officer having substantially the same authority and responsibility.

“Retired Commitments” has the meaning assigned to such term in Section 2.09(c).

“Reuters” means, as applicable, Thomson Reuters Corp., Refinitiv or any successor thereto.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc.

“Sanctioned Country” means a country, region or territory which is at any relevant time subject to any comprehensive Sanctions (as of the Effective Date, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea, Zaporizhzhia and Kherson Regions of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctions” means:

(a)            economic or financial sanctions, trade embargoes or similar restrictions imposed, administered or enforced from time to time by the US government and administered by OFAC; and

(b)            economic or financial sanctions, trade embargoes or similar restrictions imposed, administered or enforced from time to time by the US State Department, the US Department of Commerce, the US Department of the Treasury or other relevant sanctions authority.

“Sanctions List” means any of the lists of specifically designated nationals or designated persons or entities (or equivalent) maintained by the US government, including by OFAC, the US State Department, the US Department of Commerce or the US Department of the Treasury or by the United Nations Security Council or any similar list maintained by any other U.S. government entity or other relevant sanctions authority, in each case as the same may be amended, supplemented or substituted from time to time.

“Scheduled Unavailability Date” has the meaning assigned to such term in Section 2.14(b)(ii).

“SEC” means the Securities and Exchange Commission of the United States, or any Governmental Authority succeeding to any of its principal functions.

“Securitization Transaction” means any sale, assignment or other transfer by the Parent or any Subsidiary of accounts receivable, lease receivables, financial assets or other payment obligations owing to the Parent or such Subsidiary or any interest in any of the foregoing (other than sales of defaulted receivables, foreign receivables or similar items in the ordinary course of business), together in each case with any collections and other proceeds thereof, any collection or deposit accounts related thereto, and any collateral, guaranties or other property or claims in favor of the Parent or such Subsidiary supporting or securing payment by the obligor thereon of, or otherwise related to, any such receivables, financial assets or other payment obligations.

“Senior Financial Officer” means the Chief Financial Officer, the Chief Accounting Officer or the Treasurer of the Parent.

“Senior Notes” means all Senior Notes issued by the Guarantor or the Borrower as of the Effective Date, including $500,000,000 of 4.550% Senior Notes due 2028, $300,000,000 of 2.750% Senior Notes due 2031, and $500,000,000 of 5.650% Senior Notes due 2033, each issued by the Guarantor and guaranteed by the Parent.

“Service of Process Agent” means the Borrower.

“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“Specified Ancillary Obligations” means all obligations and liabilities (including interest and fees accruing during the pendency of any bankruptcy, insolvency, examinership, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) of any of the Subsidiaries, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, to the Lenders or any of their Affiliates under any Hedging Agreement or any Banking Services Agreement; provided that the definition of “Specified Ancillary Obligations” shall not create or include any guarantee by any Loan Party of (or grant of security interest by any Loan Party to support, as applicable) any Excluded Swap Obligations of such Loan Party for purposes of determining any obligations of any Loan Party.

“Specified Borrower Ancillary Obligations” means all obligations and liabilities (including interest and fees accruing during the pendency of any bankruptcy, insolvency, examinership, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) of any of the Subsidiaries of the Borrower, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, to the Lenders or any of their Affiliates under any Hedging Agreement or any Banking Services Agreement; provided that the definition of “Specified Borrower Ancillary Obligations” shall not create or include any guarantee by any Loan Party of (or grant of security interest by any Loan Party to support, as applicable) any Excluded Swap Obligations of such Loan Party for purposes of determining any obligations of any Loan Party.

“Specified Representations” means the representations and warranties set forth in Sections 3.01, 3.02, 3.03, 3.08, 3.10 and 3.14.

“Specified Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Subsidiary” of a Person means a company, corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent.

“Successor Rate” has the meaning assigned to such term in Section 2.14(b)(ii).

“Supported QFC” has the meaning assigned to such term in Section 9.18.

“Surviving Commitment” has the meaning assigned to such term in Section 2.09(c).

“Surviving Lender” has the meaning assigned to such term in Section 2.09(c).

“Syndication Agent” means each of Bank of China Limited, Los Angeles Branch, BMO Bank, N.A. and U.S. Bank National Association, each in their capacity as syndication agent for the term loan facility evidenced by this Agreement.

“Synthetic Lease Obligations” means obligations under operating leases of properties which are reported for United States income tax purposes as owned by the Parent or a Consolidated Subsidiary. The amount of Synthetic Lease Obligations under any such lease shall be determined in accordance with GAAP as if such operating lease were a finance lease.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, fees, value added taxes, or any other goods and services, use or sales taxes, assessments, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark”, when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Term SOFR Rate (except pursuant to clause (c) of the definition of “Alternate Base Rate”).

“Term Lender” means, as of any date of determination, each Lender having a Term Loan Commitment or that holds Term Loans.

“Term Loan Availability Period” means the period from and including the Effective Date and ending on the Term Loan Commitment Expiration Date.

“Term Loan Commitment” means (a) with respect to any Term Lender, the amount set forth on Schedule 2.01 opposite such Lender’s name under the heading “Term Loan Commitment”, or in the Assignment and Assumption or other documentation or record (as such term is defined in Section 9-102(a)(70) of the New York Uniform Commercial Code) contemplated hereby pursuant to which such Lender shall have assumed its Term Loan Commitment, as applicable, and giving effect to (i) any reduction in such amount from time to time pursuant to Section 2.09 and (ii) any reduction or increase in such amount from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04 and (b) as to all Term Lenders, the aggregate commitments of all Term Lenders to make Term Loans. After the Term Loans are funded, each reference to a Term Lender’s Term Loan Commitment shall refer to that Term Lender’s Applicable Percentage of the Term Loans. The aggregate amount of the Term Loan Commitments of all Term Lenders on the Effective Date is $600,000,000.

“Term Loan Commitment Expiration Date” means the earliest of (i) 5:00 p.m., New York City time, on the date that is the earliest of: (x) the date on which the Velocity Acquisition Agreement is terminated pursuant to Section 10.1 thereof and (y) five (5) “Business Days” after the “Termination Date” (each as defined in the Velocity Acquisition Agreement as in effect on August 21, 2026), (ii) the closing of the Velocity Acquisition with or without the use of any of the Term Loans under this Agreement, (iii) the public announcement of the abandonment of the Velocity Acquisition by the Parent or the Borrower (or any of their Affiliates) and (iv) the termination of the Velocity Acquisition Agreement prior to closing of the Velocity Acquisition or the termination of the Parent’s or the Borrower’s (or any of their respective Affiliates’) obligations under the Velocity Acquisition Agreement to consummate the Velocity Acquisition in accordance with the terms of the Velocity Acquisition Agreement.

“Term Loan Funding Date” means the date on which the conditions specified in Section 4.02 are satisfied (or waived in accordance with Section 9.02) and the Term Loans are funded.

“Term Loans” means the term loans made by the Term Lenders to the Borrower pursuant to Section 2.01.

“Term SOFR Loan” means a Term Benchmark Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR Rate.

“Term SOFR Rate” means,

(a)            for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then the Term SOFR Rate means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, and

(b)            for any interest calculation with respect to a ABR Loan on any date, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to such date with a term of one month commencing that day; provided that if the rate is not published prior to 11:00 a.m. on such determination date then the Term SOFR Rate means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto;

provided that if the Term SOFR Rate determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than zero, the Term SOFR Rate shall be deemed zero for purposes of this Agreement.

“Term SOFR Replacement Date” has the meaning assigned to such term in Section 2.14(b)(ii).

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Trade Date” has the meaning specified in Section 9.04(e)(i) hereof.

“Transactions” means (i) the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, (ii) the borrowing of Loans, (iii) the use of the proceeds thereof and (iv) the Velocity Transactions.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Term SOFR Rate, the Alternate Base Rate or the Daily Simple SOFR.

“Unfunded Term Loan Commitment” means, with respect to each Term Lender, prior to the funding of the Term Loans on the Term Loan Funding Date, the Term Loan Commitment of such Lender (it being understood and agreed that after the funding of the Term Loans on the Term Loan Funding Date, the Unfunded Term Loan Commitment of each Term Lender shall be zero).

“Unfunded Vested Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the current liability as defined in Section 412(l)(7) of the Code under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits, all as determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of the Parent or any ERISA Affiliate to the PBGC or such Plan under Title IV of ERISA.

“United Kingdom” and “UK” each mean the United Kingdom of Great Britain and Northern Ireland.

“United States” and “U.S.” each mean the United States of America.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Lender” means a Lender that is not a Foreign Lender.

“U.S. Person” means (i) for purposes of Sections 3.18 and 6.07 hereof, any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any person in the United States and (ii) for all other purposes, a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime” has the meaning assigned to such term in Section 9.18.

“UK Bankruptcy Event” means:

(a)            a UK Relevant Entity is unable or admits inability to pay its debts (as defined in section 123(1)(a) of the UK Insolvency Act) as they fall due or is deemed to or declared to be unable to pay its debts under applicable law, or suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties; or

(b)            any corporate action, legal proceedings or other formal procedure or formal step for (i) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of any UK Relevant Entity; (ii) a composition, compromise, assignment or arrangement with any creditor of any UK Relevant Entity; or (iii) the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any UK Relevant Entity, or any of the assets of any UK Relevant Entity; save that this paragraph (b) shall not apply to any action, proceeding, procedure or formal step which is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of commencement.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Insolvency Act” means the Insolvency Act 1986 of the United Kingdom.

“UKPTIL” has the meaning specified in Section 3.12 hereof.

“UK Relevant Entity” means any Material Subsidiary that is incorporated in England and Wales, or any other Material Subsidiary capable of becoming subject of an order for winding-up or administration under the Insolvency Act 1986.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“VAT” means (a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); (b) any value added tax imposed by the Value Added Tax Act 1994 and (c) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in clause (a) or (b) above, or imposed elsewhere.

“Velocity” means Maverick Power, LLC, a Texas limited liability company.

“Velocity Acquisition” means the acquisition, directly or indirectly, of all of the outstanding equity interests of Velocity by the Borrower pursuant to the Velocity Acquisition Agreement.

“Velocity Acquisition Agreement” means the Membership Interest Purchase Agreement, dated as of August 21, 2026 (together with all exhibits, schedules and disclosure letters thereto), by and among Maverick Power Holdings, LLC, a Texas limited liability company, Velocity, the Borrower and the Parent, as in effect on August 21, 2026.

“Velocity Acquisition Agreement Representations” means such of the representations made by or on behalf of or with respect to Velocity and its subsidiaries in the Velocity Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that (x) the accuracy of any such representation is a condition to the Parent or the Borrower (or any of their Subsidiaries’) obligations to close the Velocity Acquisition under the Velocity Acquisition Agreement or (y) the Parent or the Borrower (or any of their Subsidiaries) have the right to terminate the Parent’s or the Borrower’s (or any of their Subsidiaries’) obligations under the Velocity Acquisition Agreement or decline to consummate the Velocity Acquisition, in each case as a result of a breach of such representations in the Velocity Acquisition Agreement.

“Velocity Refinancing” means the repayment of all indebtedness to be repaid on the Term Loan Funding Date pursuant to the terms of the Velocity Acquisition Agreement and the discharge (or the making of arrangements for discharge) of all Liens securing any assets or property of Velocity or its subsidiaries (other than Liens permitted under this Agreement).

“Velocity Transaction Costs” means any fees, costs or expenses incurred or paid by the Parent, the Borrower or any other Subsidiary in connection with the Velocity Transactions.

“Velocity Transactions” means (i) the consummation of the Velocity Acquisition and the other transactions contemplated by the Velocity Acquisition Agreement, (ii) the Velocity Refinancing and (iii) the payment of the Velocity Transaction Costs.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02       Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Term Benchmark Loan” or an “ABR Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Term Benchmark Borrowing” or an “ABR Borrowing”).

Section 1.03       Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04       Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied without giving effect to such change until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein (including computations in respect of compliance with Sections 6.01 and 6.02) shall be made (a) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Debt or other liabilities of the Parent, the Borrower or any Subsidiary at “fair value”, as defined therein and (b) without giving effect to any treatment of Debt under Accounting Standards Codification 470-20 or 2015-03 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Debt in a reduced or bifurcated manner as described therein, and such Debt shall at all times be valued at the full stated principal amount thereof and (ii) except to the extent contemplated by clause (b) of the second sentence of the definition of “Synthetic Lease Obligations”, without giving effect to any change to, or modification of, GAAP (including any future phase-in of changes to GAAP that have been approved as of December 1, 2018) which would require the capitalization of leases characterized as “operating leases” as of December 1, 2018 (it being understood and agreed, for the avoidance of doubt, financial statements delivered pursuant to Section 5.01(a) and 5.01(b) shall be prepared without giving effect to this sentence).

Section 1.05       Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection  of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes (other than, for the avoidance of doubt, with respect to the Administrative Agent’s obligation to apply the definition of any such rate in accordance with its terms and to comply with its obligations set forth in Article II and Section 2.14). The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrower.  The Administrative Agent may select information sources or services commonly used in the banking industry for such purposes in its reasonable good faith discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

Section 1.06       Luxembourg Terms. Notwithstanding any other provision of this Agreement to the contrary, in this Agreement where it relates to any Loan Party which is organized under the laws of Luxembourg, a reference to: (a) a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors, compulsory manager or other similar officer includes a juge délégué, juge-commissaire, mandataire de justice, administrateur provisoire, conciliateur d’entreprise, liquidateur or curateur; (b) liquidation, bankruptcy, insolvency, reorganization, moratorium or any similar proceeding shall include (i) insolvency/bankruptcy (faillite) within the meaning of Articles 437 ff. of the Luxembourg Commercial Code, (ii) suspension of payments (sursis de paiement) within the meaning of Articles 593 ff. of the Luxembourg Commercial Code , (iii) administrative dissolution without liquidation (dissolution administrative sans liquidation) within the meaning of the Luxembourg law of October 28, 2022 creating the procedure for administrative dissolution without liquidation, (iv) voluntary or compulsory winding-up pursuant to the law of 10 August 1915 on commercial companies, as amended or (v) judicial reorganisation proceedings in the form of a mutual agreement (réorganisation judiciaire par accord amiable), a collective agreement (réorganisation judiciaire par accord collectif) or a judicial reorganisation by transfer by court order (réorganisation judiciaire par transfert par décision de justice) within the meaning of the law of 7 August 2023 on the preservation of companies and modernisation of the bankruptcy law, (c) a lien or security interest includes any hypothèque, nantissement, gage, privilège, sûreté réelle, droit de rétention, and any type of security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security; (d) a person being unable to pay its debts includes that person being in a state of cessation of payments (cessation de paiements) or having lost or meeting the criteria to lose its commercial creditworthiness (ébranlement de crédit); (e) attachments or similar creditors process means an executory attachment (saisie exécutoire) or conservatory attachment (saisie arrêt); and (f) a “set-off” includes, for purposes of Luxembourg law, legal set-off.

Section 1.07       Certain Calculations. No Default or Event of Default shall arise as a result of any limitation or threshold set forth in Dollars in Articles VI and VII under this Agreement being exceeded solely as a result of changes in currency exchange rates from those rates applicable on the last day of the fiscal quarter of the Parent immediately preceding the fiscal quarter of the Parent in which the applicable transaction or occurrence requiring a determination occurs.

Section 1.08       Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.09       Leverage Ratios. Notwithstanding anything to the contrary contained herein, for purposes of calculating any pro forma leverage ratio herein in connection with the incurrence of any Debt, (a) there shall be no netting of the cash proceeds proposed to be received in connection with the incurrence of such Debt and (b) to the extent the Debt to be incurred is revolving Debt, such incurred revolving Debt (or if applicable, the portion (and only such portion) of the increased commitments thereunder) shall be treated as fully drawn.

Article II.

The Credits

Section 2.01       Term Loan Commitments. Subject to the terms and conditions set forth herein, each Lender (severally and not jointly) agrees to make Term Loans to the Borrower in Dollars in a single drawing during the Term Loan Availability Period, in a principal amount equal to such Lender’s Term Loan Commitment, on the Term Loan Funding Date by making immediately available funds available to the Administrative Agent’s designated account, not later than the time specified by the Administrative Agent. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

Section 2.02       Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Term Loans of the same Type made by the Lenders ratably in accordance with their Term Loan Commitment. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)            Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Term Benchmark Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(c)            At the commencement of each Interest Period for any Term Benchmark Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the aggregate Term Loan Commitments. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) Term Benchmark Borrowings outstanding.

(d)            Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03       Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request (a) by irrevocable written notice (via a written Borrowing Request signed by the Borrower) in the case of a Term Benchmark Borrowing, not later than 10:00 a.m., Chicago time, two (2) U.S. Government Securities Business Days before the date of the proposed Borrowing or (b) by irrevocable written notice (via a written Borrowing Request signed by the Borrower) in the case of an ABR Borrowing, not later than 12:00 noon, Chicago time, one (1) Business Day before the date of the proposed Borrowing. Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)            the aggregate principal amount of the requested Borrowing;

(ii)           the date of such Borrowing, which shall be a Business Day;

(iii)          whether such Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing;

(iv)          in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)           the location and number of the Borrower’s account(s) to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Term Benchmark Borrowing with an Interest Period of one month’s duration. If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04       [Intentionally Omitted].

Section 2.05       [Intentionally Omitted].

Section 2.06       [Intentionally Omitted].

Section 2.07       Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date specified in accordance with the terms hereof (which date shall be the Term Loan Funding Date) solely by wire transfer of immediately available funds by 12:00 noon, Chicago time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the funds so received in the aforesaid account of the Administrative Agent to an account of the Borrower maintained with the Administrative Agent in New York City or Chicago and designated by the Borrower in the applicable Borrowing Request.

(b)            Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable under this Agreement to such Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.08       Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request (or, if not so specified, as provided in Section 2.03) and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request (or, if not so specified, as provided in Section 2.03). Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)            To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election (by irrevocable written notice (via an Interest Election Request signed by the Borrower)) by (a) in the case of a Term Benchmark Borrowing, not later than 3:00 p.m., Chicago time, three (3) U.S. Government Securities Business Days before the proposed effective date of such election or (b) in the case of an ABR Borrowing, not later than 12:00 noon, Chicago time, one (1) Business Day before the proposed effective date of such election. Notwithstanding any contrary provision herein, this Section shall not be construed to permit the Borrower to elect an Interest Period for Term Benchmark Loans that does not comply with Section 2.02(d).

(c)            Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)            the principal amount of the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day, and if such Borrowing is a continuation of an existing Term Benchmark Borrowing, the effective date of such Borrowing shall be the last day of the immediately preceding Interest Period therefor;

(iii)          whether the resulting Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing; and

(iv)          if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)            Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)            If the Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing; provided that if the Borrower shall have delivered to the Administrative Agent its customary standard documentation pre-authorizing automatic continuations, such Borrowing shall automatically be continued as a Term Benchmark Borrowing with an Interest Period of one month unless such Term Benchmark Borrowing is or was repaid in accordance with Section 2.11. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Term Benchmark Borrowing and (ii) unless repaid, each Term Benchmark Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.09       Termination and Reduction of Commitments.

(a)            Unless previously terminated, the Term Loan Commitments shall terminate on the Term Loan Commitment Expiration Date.

(b)            The Borrower may at any time terminate, or from time to time reduce, the Term Loan Commitments; provided that each reduction of the Term Loan Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000.

(c)            Notwithstanding the foregoing, prior to the Term Loan Funding Date, upon the acquisition of one Lender by another Lender, or the merger, consolidation or other combination of any two or more Lenders (any such acquisition, merger, consolidation or other combination being referred to hereinafter as a “Combination” and each Lender which is a party to such Combination being hereinafter referred to as a “Combined Lender”), the Borrower may notify the Administrative Agent that it desires to reduce the Term Loan Commitment of the Lender surviving such Combination (the “Surviving Lender”) to an amount equal to the Term Loan Commitment of that Combined Lender which had the largest Term Loan Commitment of each of the Combined Lenders party to such Combination (such largest Term Loan Commitment being the “Surviving Commitment” and the Term Loan Commitments of the other Combined Lenders being hereinafter referred to, collectively, as the “Retired Commitments”). If the Required Lenders (determined as set forth below) and the Administrative Agent agree to such reduction in the Surviving Lender’s Term Loan Commitment, then (i) the aggregate amount of the Term Loan Commitments shall be reduced by the Retired Commitments effective upon the effective date of the Combination (or such later date as the Borrower may specify in its request), provided, that, on or before such date the Borrower has paid in full the outstanding principal amount of the Loans of each of the Combined Lenders other than the Combined Lender whose Term Loan Commitment is the Surviving Commitment, (ii) from and after the effective date of such reduction, the Surviving Lender shall have no obligation with respect to the Retired Commitments, and (iii) the Borrower shall notify the Administrative Agent whether it wants such reduction to be a permanent reduction or a temporary reduction. If such reduction is to be a temporary reduction, then the Borrower shall be responsible for finding one or more financial institutions (which for the avoidance of doubt may be an existing Lender) (each, a “Replacement Lender”), acceptable to the Administrative Agent (such acceptance not to be unreasonably withheld, conditioned or delayed), willing to assume the obligations of a Lender hereunder with a Term Loan Commitment up to the amount of the Retired Commitments. The Administrative Agent may require the Replacement Lenders to execute such documents, instruments or agreements as the Administrative Agent reasonably deems necessary or desirable to evidence such Replacement Lenders’ agreement to become parties hereunder. For purposes of this Section 2.09(c), Required Lenders shall be determined as if the reduction in the aggregate amount of the Term Loan Commitments requested by the Borrower had occurred (i.e., the Combined Lenders shall be deemed to have a single Term Loan Commitment equal to the Surviving Commitment and the aggregate amount of the Term Loan Commitments shall be deemed to have been reduced by the Retired Commitments).

(d)            The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Term Loan Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Term Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination or reduction of the Term Loan Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or other matters specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Term Loan Commitments shall be permanent. Each reduction of the Term Loan Commitments shall be made ratably among the Term Lenders in accordance with their respective Term Loan Commitments.

(e)            The Term Loan Commitments shall be reduced pursuant to Section 4.02(b), to the extent required thereunder.

Section 2.10       Repayment of Loans; Evidence of Indebtedness.

(a)            To the extent not previously repaid, all unpaid Term Loans shall be paid in full in Dollars by the Borrower on the Maturity Date.

(b)            Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)            The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)            The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)            Any Lender may request that Loans made by it to the Borrower be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form attached hereto as Exhibit D. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form.

Section 2.11       Prepayment of Loans.

SECTION 2.11.1. Voluntary Prepayments.

(a)            The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section; provided that (i) each prepayment of a Term Benchmark Borrowing (other than in connection with a prepayment of all outstanding Term Benchmark Borrowings) shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) each prepayment of an ABR Borrowing (other than in connection with a prepayment of all outstanding ABR Borrowings) shall be in an amount that is an integral multiple of $100,000 and not less than $1,000,000.

(b)            The Borrower shall notify the Administrative Agent by written notice of any prepayment hereunder in the case of prepayment of (i) a Term Benchmark Borrowing, not later than 3:00 p.m., Chicago time, three (3) Business Days before the date of prepayment or (ii) an ABR Borrowing, not later than 11:00 a.m., Chicago time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination or reduction of the Term Loan Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination or reduction is revoked in accordance with Section 2.09 and a notice of prepayment by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or other matters specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each voluntary prepayment of a Borrowing shall be applied ratably to the Term Loans included in the prepaid Borrowing in such order of application to the installments thereof as directed by the Borrower. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments required by Section 2.16.

Section 2.12       Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Term Lender a ticking fee, which shall accrue at the Ticking Fee Rate (as specified in the definition of “Applicable Rate”) per annum on the amount of such Term Lender’s actual daily undrawn Term Loan Commitment (as such amount shall be adjusted to give effect to any voluntary reductions of the Term Loan Commitments in accordance with the terms of Section 2.09(b) and any mandatory reductions of the Term Loan Commitments in accordance with the terms of Section 2.09(e)), which ticking fee shall accrue during the period commencing on December 19, 2026 and ending on and including the earlier of (i) the Term Loan Funding Date and (ii) the date of the termination the Term Loan Commitments. Ticking fees accrued through and including the last day of March, June, September and December of each year shall be payable in arrears on the tenth (10th) Business Day following such last day and on the earlier of (i) the Term Loan Funding Date and (ii) the date of the termination the Term Loan Commitments. All ticking fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the date on which the Term Loan Commitments terminate).

(b)            [Intentionally Omitted].

(c)            The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d)            All fees payable hereunder shall be paid on the dates due, in immediately available funds in Dollars, to the Administrative Agent for distribution, in the case of ticking fees, to the applicable Lenders. Fees paid shall not be refundable under any circumstances.

Section 2.13       Interest.

(a)            The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate. The Loans comprising each Term Benchmark Borrowing shall bear interest at the Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(b)            Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any interest or fee, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(c)            Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the Maturity Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(d)            All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year). In each case interest shall be payable for the actual number of days elapsed (including the first day but excluding the last day; provided that any Loan that is prepaid on the same day on which it is made shall, subject to Section 2.18(a), bear interest for one day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. The applicable Alternate Base Rate, Term SOFR Rate or Daily Simple SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent demonstrable error.

(e)            Interest shall be paid in Dollars.

Section 2.14       Inability to Determine Rates.

(a)            If in connection with any request for a Term SOFR Loan or a conversion of ABR Loans to Term SOFR Loans or a continuation of any of such Loans, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate has been determined in accordance with Section 2.14(b), and the circumstances under clause (i) of Section 2.14(b) or the Scheduled Unavailability Date has occurred, or (B) adequate and reasonable means do not otherwise exist for determining the Term SOFR Rate for any requested Interest Period with respect to a proposed Term SOFR Loan or in connection with an existing or proposed ABR Loan, or (ii) the Administrative Agent or the Required Lenders determine that for any reason that the Term SOFR Rate for any requested Interest Period with respect to a proposed Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.

Thereafter, (x) the obligation of the Lenders to make or maintain Term SOFR Loans, or to convert ABR Loans to Term SOFR Loans, shall be suspended (to the extent of the affected Term SOFR Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR Rate component of the Alternate Base Rate, the utilization of the Term SOFR Rate component in determining the Alternate Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 2.14(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice, which notice the Administrative Agent hereby agrees to promptly revoke after its determination of such circumstances ceasing to exist.

Upon receipt of such notice, (i) the Borrower may revoke any pending request for a Borrowing of, or conversion to, or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of ABR Loans in the amount specified therein and (ii) any outstanding Term SOFR Loans shall be deemed to have been converted to ABR Loans immediately at the end of their respective applicable Interest Period.

(b)            Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i)            adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of the Term SOFR Rate, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)           CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of the Term SOFR Rate, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of the Term SOFR Rate or the Term SOFR Screen Rate shall or will no longer be representative or made available, or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide such representative interest periods of the Term SOFR Rate after such specific date (the latest date on which one month, three month and six month interest periods of the Term SOFR Rate or the Term SOFR Screen Rate are no longer representative or available permanently or indefinitely, the “Scheduled Unavailability Date”);

then, on a date and time determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, the Term SOFR Rate will be replaced hereunder and under any Loan Document with Daily Simple SOFR for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Successor Rate”).

If the Successor Rate is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

Notwithstanding anything to the contrary herein, (i) if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described in Section 2.14(b)(i) or (ii) have occurred with respect to the Successor Rate then in effect, then in each case, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing the Term SOFR Rate or any then current Successor Rate in accordance with this Section 2.14 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark. and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such benchmark. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Successor Rate”. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment. The Administrative Agent shall promptly remit a copy of any such notice to the Borrower.

The Administrative Agent will promptly (in one or more notices) notify the Borrower and each Lender of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than 0%, the Successor Rate will be deemed to be 0% for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

(c)            For purposes of this Section 2.14, those Lenders that either have not made, or do not have an obligation under this Agreement to make, the relevant Loans in Dollars shall be excluded from any determination of Required Lenders.

Section 2.15       Increased Costs. (a)  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender;

(ii)           impose on any Lender or the London or other applicable offshore interbank market any other condition affecting this Agreement or Loans made by such Lender; or

(iii)          subject the Administrative Agent or any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations of the type that such Lender has hereunder, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to the Administrative Agent or such Lender of making, continuing, converting into or maintaining any Loan or of maintaining its obligation to make any such Loan or to reduce the amount of any sum received or receivable by the Administrative Agent or such Lender hereunder, whether of principal, interest or otherwise, then the Borrower will pay to the Administrative Agent or such Lender, as the case may be, such additional amount or amounts as will compensate the Administrative Agent or such Lender, as the case may be, for such additional costs incurred or reduction suffered as reasonably determined by such Lender (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of the applicable Lender under agreements having provisions similar to this Section 2.15 after consideration of such factors as such Lender then reasonably determines to be relevant).

(b)            If any Lender reasonably determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered as reasonably determined by such Lender (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of the applicable Lender under agreements having provisions similar to this Section 2.15 after consideration of such factors as such Lender then reasonably determines to be relevant).

(c)            A certificate of a Lender setting forth in reasonable detail the computation of the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower contemporaneously with any demand for payment hereunder and shall be conclusive absent clearly demonstrable error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

(d)            Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions if such Lender fails to notify the Borrower within 90 days after it obtains actual knowledge (or, in the exercise of ordinary due diligence, should have obtained actual knowledge) and such Lender shall only be entitled to receive such compensation for any losses incurred by it or amounts to which it would otherwise be entitled from and after the date 90 days prior to the date such Lender provided notice thereof to the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s claim for compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16       Break Funding Payments. With respect to Term Benchmark Loans, in the event of (i) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (ii) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith) or (iv) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or 9.02(e), then, in any such event, the Borrower shall compensate each Lender for the loss (excluding loss of margin), cost and expense attributable to such event. A certificate of any Lender setting forth the computation in reasonable detail of any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower contemporaneously with the demand for payment and shall be conclusive absent clearly demonstrable error. The Borrower shall pay such Lender the amount shown as due on any such certificate free of clearly demonstrable error within 30 days after receipt thereof.

Section 2.17       Taxes.

(a)            Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any Taxes, except as required by applicable law. If any applicable law (as determined in the reasonable good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then (i) the sum payable by the relevant Loan Party shall be increased as necessary so that after making all required deductions or withholdings for Indemnified Taxes (including deductions or withholdings applicable to additional sums payable under this Section) the Administrative Agent, Lender, or any other recipient of such payments (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings in respect of Indemnified Taxes been made, (ii) such Loan Party shall make such deductions or withholdings and (iii) such Loan Party shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(b)            In addition, the Borrower shall pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes related to the Borrower.

(c)            The Loan Parties shall indemnify the Administrative Agent and each Lender, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower under any Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability together with a supporting document shall be delivered to the Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender contemporaneously with any demand for payment, and shall be conclusive absent clearly demonstrable error.

(d)            As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a copy of a receipt issued, if available, by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)            (i) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(e)(ii)(A) and (ii)(B) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)            Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A)            any U.S. Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)            in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, an executed copy of IRS Form W-8ECI;

(3)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4)            to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(5)            for purposes of furnishing the U.S. Tax Compliance Certificate as described in the foregoing clauses (3) and (4), if a Foreign Lender (or a foreign Participant) is a Disregarded Entity, the Foreign Lender will submit such certificate based on the status of the Person that is treated for U.S. federal income tax purposes as being the sole owner of such Lender or Participant; and

(C)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(f)            If the Administrative Agent or a Lender determines that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of the indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all reasonable and documented out-of-pocket expenses (including Taxes) of such Lender or the Administrative Agent and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). The Borrower, upon the request of such Lender or the Administrative Agent, shall repay to such Lender or the Administrative Agent, as applicable, the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Lender or the Administrative Agent is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will a Lender or the Administrative Agent be required to pay any amount to the Borrower pursuant to this paragraph (f) the payment of which would place such Lender or the Administrative Agent, as applicable, in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g)            Each Lender shall severally indemnify (i) the Administrative Agent, within 30 days after demand therefor, for (A) any Indemnified Taxes or Other Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Loan Parties to do so) and (B) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (ii) the Administrative Agent, within 30 days after demand therefor, for any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.17(g).

(h)            If a payment made to a Lender under any Loan Document would be subject to withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(h), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(i)            For purposes of determining withholding Taxes imposed under FATCA, from and after the Effective Date, the Loan Parties and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement and the Loans as not qualifying as “grandfathered obligations” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i) or 1.1471-2T(b)(2)(i).

(j)            Each Lender, on or prior to the date it becomes a party hereto, shall inform the Parent whether it is an Irish Qualifying Lender by completing and providing to the Parent a certificate substantially in the form of Exhibit H hereto (such certificate, an “Irish Qualifying Lender Confirmation”). Each Lender shall, upon reasonable written request from the Borrower or the Administrative Agent provide an updated Irish Qualifying Lender Confirmation. No Irish Loan Party is required to make an increased payment in respect of any withholding tax for or on account of Irish Taxes pursuant to Section 2.17(a), if on the date on which the payment falls due: (i) the payment could have been made to the relevant Lender without a deduction for Irish Taxes if that Lender was an Irish Qualifying Lender, but on that date the Lender is not or has ceased to be an Irish Qualifying Lender other than as a result of any Change in Law after the date it became a Lender under this Agreement; or (ii) the relevant Lender is an Irish Treaty Lender and the Irish Loan Party is able to demonstrate that the payment could have been made to the Lender without withholding had that Lender co-operated in completing any procedural formalities necessary for the Irish Loan Party to make the payment without withholding.

(k)            The indemnity contained in Section 2.17(c) shall not apply to any loss, liability or cost in respect of Irish Taxes to the extent that it:

(i)            is compensated for by an increased payment under Section 2.17(a); or

(ii)           would have been compensated for by an increased payment under Section 2.17(a) but was not so compensated solely because the exclusion in Section 2.17(j) applied.

(l)            Any Lender to which interest may be paid by an Irish Loan Party free of withholding tax because such Lender falls within Section 246(3)(h) of the Irish TCA shall, following a reasonable request in writing from such Irish Loan Party, confirm its name, address and country of tax residence to such Irish Loan Party for the purposes of complying with a reporting obligation under Section 891A of the Irish TCA. Furthermore, any Lender shall, following a reasonable request in writing from an Irish Loan Party, provide such Irish Loan Party with any information that is required for such Irish Loan Party to comply with its obligations under Section 891E, 891F and 891G of the Irish TCA and any regulations made pursuant to those Sections. Nothing in this Section 2.17(l) shall oblige a Lender to disclose any confidential information or computations in respect of Taxes or do anything, which would or might in its reasonable opinion constitute a breach of any law or regulation, any fiduciary duty or any duty of confidentiality.

(m)            [Intentionally Omitted].

(n)            VAT.

(i)            All amounts set out or expressed in a Loan Document to be payable by any Party to any Recipient which (in whole or in part) constitute the consideration for any supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to Section 2.17(n)(ii) below, if VAT is or becomes chargeable on any supply made by any Recipient to any Party under a Loan Document and such Recipient is required to account to the relevant tax authority for the VAT, that Party shall pay to such Recipient, as applicable, (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Recipient, as applicable, shall promptly provide an appropriate VAT invoice to such Party).

(ii)           If VAT is or becomes chargeable on any supply made by any Recipient (the “Supplier”) to any other Recipient (the “VAT Recipient”) under a Loan Document, and any Party other than the VAT Recipient (the “Subject Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the VAT Recipient in respect of that consideration):

(A)            where the Supplier is the person required to account to the relevant tax authority for the VAT, the Subject Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The VAT Recipient will, where this Section 2.17(n)(ii)(A) applies, promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the VAT Recipient from the relevant tax authority which the VAT Recipient reasonably determines relates to the VAT chargeable on that supply; and

(B)            where the VAT Recipient is the person required to account to the relevant tax authority for the VAT, the Subject Party shall promptly, following demand from the VAT Recipient, pay to the VAT Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the VAT Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(iii)          Where a Loan Document requires any Party to reimburse or indemnify a Recipient for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Recipient for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that the Recipient reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv)          Any reference in this Section 2.17(n) to any Party shall, at any time when such Party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) or any other similar provision in any jurisdiction which is not a member state of the European Union) so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).

(o)            In relation to any supply made by a Recipient to any Party under a Loan Document, if reasonably requested by such Recipient, that Party must promptly provide details of its VAT registration and such other information as is reasonably requested in connection with such Recipient’s VAT reporting requirements in relation to such supply.

(p)            Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Term Loan Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(q)            Defined Terms. For purposes of this Section 2.17, the term “applicable law” includes FATCA.

Section 2.18       Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)            All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. The Borrower shall make each payment or prepayment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) in Dollars prior to 1:00 p.m., Chicago time on the date when due or the date fixed for any prepayment hereunder, in immediately available funds. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made (i) in the same currency in which the applicable Credit Event was made and (ii) to the Administrative Agent at its offices as described in an administrative questionnaire provided to the Administrative Agent to the Borrower from time to time, except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments denominated in the same currency received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

(b)            If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)            If, except as expressly provided herein, any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other similarly situated Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Parent or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)            Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment or prepayment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders the amount due.

With respect to any payment that the Administrative Agent makes for the account of the Lenders hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this clause (d) shall be conclusive, absent manifest error.

(e)            If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.07(b), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under any such Section; in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion; it being understood that the Administrative Agent shall, to the extent permitted by law, apply any cash collateral to such obligations when due.

Section 2.19       Mitigation Obligations; Replacement of Lenders. (a)  If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 (other than amounts in respect of Other Taxes or VAT), then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)            If (i) any Lender (or any of its Participants) requests compensation under Section 2.15, (ii) the Borrower is required to pay any Indemnified Taxes or additional amount to any Lender (or any of its Participants) or any Governmental Authority for the account of any Lender (or any of its Participants) pursuant to Section 2.17, (iii) any Lender (A) or its Lender Parent has become the subject of a Bail-In Action (or any case or other proceeding in which a Bail-In Action may occur), (B) or its Lender Parent (x) is rated lower than BBB- by S&P (or an applicable Affiliate thereof) and lower than Baa3 by Moody’s (or an applicable Affiliate thereof) or (y) has no credit (or similar) rating in effect by at least one such organization or (C) is or becomes a Defaulting Lender or a Disqualified Institution, (iv) any Lender shall determine that any law, regulation or treaty or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for such Lender to make or maintain any Term Benchmark Loans as contemplated by this Agreement or (v) any Lender shall enter into, or purport to enter into, any assignment or participation with a Disqualified Institution in violation of this Agreement, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or 2.17) and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such Lender is reasonably acceptable to the Administrative Agent and (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts). Each party hereto agrees that (1) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (2) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto. Notwithstanding any other provision of this Agreement to the contrary, if a Lender has become the subject of a Bail-In Action (or any case or other proceeding in which a Bail-In Action may occur) (each, a “Bail-In Lender”), then the Borrower may terminate such Bail-In Lender’s Term Loan Commitment hereunder, provided that (A) no Default or Event of Default shall have occurred and be continuing at the time of such Term Loan Commitment termination, (B) in the case of a Bail-In Lender, the Borrower shall concurrently terminate the Term Loan Commitment of each other Lender that is a Bail-In Lender at such time, (C) the Administrative Agent and the Required Lenders shall have consented to each such Term Loan Commitment termination (such consents not to be unreasonably withheld, conditioned or delayed, but may include consideration of the adequacy of the liquidity of the Borrower and its Subsidiaries) and (D) such Bail-In Lender shall have been paid all amounts then due to it under this Agreement and each other Loan Document (which, for the avoidance of doubt, the Borrower may pay in connection with any such termination without making ratable payments to any other Lender (other than another Lender that has a Term Loan Commitment that concurrently is being terminated under this Section 2.19(b))).

Section 2.20       [Intentionally Omitted].

Section 2.21       [Intentionally Omitted].

Section 2.22       [Intentionally Omitted].

Section 2.23       Illegality. If any Lender determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to SOFR or the Term SOFR Rate, or to determine or charge interest based upon SOFR or the Term SOFR Rate, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent) (an “Illegality Notice”), (a) any obligation of the Lenders to make Term Benchmark Loans, and any right of the Borrower to continue Term Benchmark Loans or to convert ABR Loans to Term Benchmark Loans, shall be suspended, and (b) the interest rate on which ABR Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Alternate Base Rate”, in each case until each affected Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of an Illegality Notice, (i) the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Term Benchmark Loans to ABR Loans (the interest rate on which ABR Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Alternate Base Rate”), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such Term Benchmark Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such Term Benchmark Loans to such day and (ii) if such Illegality Notice asserts the illegality of such Lender determining or charging interest rates based upon SOFR, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Term SOFR Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR (and such Lender hereby agrees to promptly provide such notice to the Administrative Agent after its determination of such circumstances ceasing to exist). Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.16.

Section 2.24       Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)            fees shall cease to accrue on the Term Loan Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b)            any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be reasonably determined by the Administrative Agent (but as promptly as commercially practicable) as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as reasonably determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement or under any other Loan Document; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all applicable non-Defaulting Term Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the applicable Term Lenders pro rata in accordance with the Term Loan Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Term Lender irrevocably consents hereto; and

(c)            the Term Loan Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that, except as otherwise provided in Section 9.02, this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby.

(d)            If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Article III.

REPRESENTATIONS AND WARRANTIES

Each Loan Party, as applicable, represents and warrants to the Lenders and the Administrative Agent, on the Effective Date and to the extent contemplated by Section 4.02, that:

Section 3.01       Corporate Existence and Power. Subject to transactions permitted under Section 6.04, such Loan Party is validly existing and, to the extent such concept is relevant in the applicable jurisdiction, in good standing under the laws of its jurisdiction of organization and, except to the extent that the failure to have the same could not reasonably be expected to have a Material Adverse Effect, such Loan Party has all organizational powers and all material Governmental Authority licenses, authorizations, consents and approvals required to carry on its business as now conducted.

Section 3.02       Corporate and Governmental Authorization; Contravention. The execution, delivery and performance by the Loan Parties of this Agreement are within their respective corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, require no action by or in respect of, or filing with, any Governmental Authority (other than informational filings with the SEC or any similar Governmental Authority) and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the Organizational Documents of any Loan Party or of any material agreement, judgment, injunction, order, decree or other material instrument binding upon any Loan Party or result in the creation or imposition of any Lien (other than under the Loan Documents) on any asset of the Parent or any of its Subsidiaries (including the Borrower).

Section 3.03       Binding Effect. This Agreement constitutes a valid and binding agreement of each Loan Party enforceable against the applicable Loan Parties in accordance with its terms, except to the extent that the enforceability thereof may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter affecting creditors’ rights generally, any mandatory applicable provisions of Luxembourg law of general application and general principles of equity.

Section 3.04       Financial Information.

(a)            The audited combined balance sheet of the Parent and its Consolidated Subsidiaries at December 31, 2025 and the related consolidated statements of income and cash flows for the fiscal year then ended, reported on by Deloitte & Touche LLP fairly present in all material respects, in conformity with GAAP, the consolidated financial position of the Parent and its Consolidated Subsidiaries at such date and their consolidated results of operations and cash flows for such fiscal year.

(b)            No change, occurrence or development has occurred since December 31, 2025 in respect of the business, assets, operations or financial condition of the Parent and its Subsidiaries, taken as a whole, that has had a Material Adverse Effect.

Section 3.05       Litigation, etc. There is no action, suit or proceeding pending or, to the knowledge of any Loan Party, threatened in writing against the Parent or any Subsidiary before any Governmental Authority or arbitrator (a) in which there is a reasonable possibility of an adverse decision that could reasonably be expected to materially adversely affect the business, consolidated financial position or consolidated results of operations of the Parent and its Subsidiaries, taken as a whole; or (b) that in any manner questions the validity of this Agreement or the financing contemplated hereby.

Section 3.06       ERISA Compliance. Each of the Parent and each ERISA Affiliate has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each applicable Plan and is in compliance with the presently applicable provisions of ERISA and the Code, and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA (other than premiums which have been timely paid or for which an extension of the time for payment has been granted), other than failures to fund or comply or the incurrence of liabilities to the PBGC or any Plan that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.07       Taxes.(a)       The Parent and each of its Subsidiaries have filed all United States federal income tax returns, and all other material federal, foreign, state and local income, excise and other material tax returns, which are required to be filed by them and have paid or made provision for the payment of all United States federal and material foreign, state and other taxes which have become due pursuant to such returns or pursuant to any assessment in respect thereof received by the Parent or any of its Subsidiaries, except (a) for the payment of taxes that are being contested in good faith and for which adequate reserves have been provided or (b) where the failure to so file or pay could not reasonably be expected to have a Material Adverse Effect. Under the laws of Luxembourg it is not necessary that the Loan Documents be filed, recorded or enrolled with any court or other authority or that any stamp, registration or similar Taxes be paid on or in relation to the Loan Documents, except (i) where the Loan Documents are physically attached (annexé(s)) to a public deed or to any other document subject to mandatory registration, in which case either a nominal registration duty or an ad valorem duty (of, for instance, 0.24 per cent. of the amount of the payment obligation mentioned in the document so registered) will be payable depending on the nature of the document to be registered, and (ii) in the case of voluntary registration of the Loan Documents.

Section 3.08       Not an Investment Company. Neither the Parent nor any Subsidiary thereof is an “investment company” within the meaning of the Investment Company Act of 1940.

Section 3.09       Environmental Matters. The Parent conducts in the ordinary course of business a review of the effect of existing Environmental Laws and existing Environmental Claims on the business, operations and properties of the Parent and its Subsidiaries, and as a result thereof the Parent has reasonably concluded that such Environmental Laws and Environmental Claims could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, consolidated financial position or consolidated results of operations of the Parent and its Subsidiaries taken as a whole.

Section 3.10       Use of Proceeds. The Borrower will use the proceeds of the Credit Events solely for the purposes described in Section 5.02 and will not use the proceeds of the Credit Events in contravention of Section 5.02 or Section 6.06(a).

Section 3.11       Disclosure. No written report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading when taken as a whole; provided that, with respect to projected financial information, such Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood and agreed that projected financial information is simply an estimate, and there is no guarantee that projected results will in fact be achieved and it being further understood and agreed that any representation made pursuant to this Section 3.11 in respect of information provided with respect to any entity or assets acquired or to be acquired by the Parent or any of its Subsidiaries, for all periods prior to the date of the consummation of such acquisition is being made to the knowledge of the Parent). As of the Effective Date, to the best knowledge of the Parent, the information included in the Beneficial Ownership Certification provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all material respects.

Section 3.12       Anti-Corruption Laws and Sanctions.

(a)            Each of the Parent and its Subsidiaries and, to its Knowledge, its controlled affiliated companies and their respective directors, officers, employees, and agents are conducting their business in compliance in all material respects with Anti-Corruption Laws and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws in all material respects.

(b)            None of the Parent or its Subsidiaries or, to its Knowledge, their respective directors, officers, employees or agents acting in any capacity in connection with, or directly benefiting from, the Credit Events:

(i)             is a Designated Person;

(ii)            is a Person that is 50% or greater owned or controlled by a Designated Person or by a Sanctioned Country;

(iii)           is incorporated, organized or resident in a Sanctioned Country, in violation of Sanctions; or

(iv)           is (or, except as disclosed in writing to the Administrative Agent prior to the Effective Date, has, to the Parent’s Knowledge, within the year preceding the Effective Date) directly or, to the Parent’s Knowledge, indirectly engaged in, any dealings or transactions, in each case in violation of any Sanctions, (1) with any Designated Person or (2) in any Sanctioned Country to the extent that after giving effect to such dealings or transactions the Parent and its Subsidiaries have more than 5% of their consolidated assets in Sanctioned Countries or derive more than 5% of their consolidated revenues from investments in, or transactions with, Sanctioned Countries.

The foregoing representations in this Section 3.12 will not apply to any party hereto to which (i) Council Regulation (EC) 2271/96 (the “Blocking Regulation”) applies, (or any law or regulation, including without limitation Section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung), implementing such Blocking Regulation in any member state of the European Union) (the “Blocking Law”), or (ii) the UK Protection of Trading Interests Legislation (“UKPTIL”) applies, if and to the extent that such representations are or would be unenforceable by or in respect of that party pursuant to, or would otherwise result in a breach and/or violation of any provision of, the Blocking Law or the UKPTIL, as applicable.

Section 3.13       Domiciliation; Centre of Main Interests. In the case of a Loan Party organized under the laws of Luxembourg, the head office (administration centrale) and the place of effective management (siège de direction effective) are located at the place of its registered office (siège statutaire) in Luxembourg and, for the purposes of the Insolvency Regulation, the centre of main interests (centre des intérêts principaux) is located at the place of its registered office (siège statutaire) in Luxembourg. The Irish Guarantor represents and warrants to the Lenders that (i) as at the Effective Date its centre of main interest (as that term is used in Article 3(1) of the Insolvency Regulation) is in England and Wales and it has no establishment (as that term is used in Article 2(10) of the Insolvency Regulation) in any other jurisdiction, and (ii) its centre of main interest (as that term is used in Article 3(1) of the Insolvency Regulation) will be in either England and Wales or Ireland and it will have no establishment (as that term is used in Article 2(10) of the Insolvency Regulation) in any other jurisdiction.

Section 3.14       Solvency. As of the Term Loan Funding Date, and immediately after the consummation of the Velocity Transactions on the Term Loan Funding Date and immediately following the incurrence of the indebtedness under and after giving effect to the application of the proceeds of this Agreement on the Term Loan Funding Date, that, with respect to the Parent and its Subsidiaries on a consolidated basis, (a) the sum of the liabilities of the Parent and its Subsidiaries, on a consolidated basis, will not exceed the present fair saleable value of the assets of the Parent and its Subsidiaries, on a consolidated basis; (b) the capital of the Parent and its Subsidiaries, on a consolidated basis, will not be unreasonably small in relation to the business of the Parent and its Subsidiaries, on a consolidated basis, conducted on the Term Loan Funding Date and (c) the Parent and its Subsidiaries, on a consolidated basis, will not have incurred, and do not believe that they will incur, debts beyond the ability of the Parent and its Subsidiaries (on a consolidated basis) to pay such debts as they mature. For the purposes of this Section 3.14, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Section 3.15       Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

Section 3.16       Irish Loan Party. The entry into by any Irish Loan Party of this Agreement and the performance by any Irish Loan Party of the transactions contemplated hereby and the obligations incurred hereunder does not constitute the provision of financial assistance within the meaning of Section 82 of the Irish Companies Act. The prohibition contained in Section 239 of the Irish Companies Act does not apply to this Agreement or the transactions contemplated thereby by reason of the fact that each Irish Loan Party and each other company whose liabilities are hereby guaranteed are members of a group of companies consisting of a holding company and its subsidiaries for the purposes of Section 243 of the Irish Companies Act.

Section 3.17       Tax Residence. Each Loan Party (other than the Parent) represents that it is resident for Tax purposes only in its jurisdiction of incorporation. The Parent represents that it is resident for Tax purposes only in Ireland or the United Kingdom.

Section 3.18       Outbound Investment Rules. Neither the Parent nor any of its Subsidiaries is a “covered foreign person” as that term is used in the Outbound Investment Rules. Neither the Parent nor any of its Subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules or (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Parent were a U.S. Person.

Article IV.

Conditions

Section 4.01       Effective Date. This Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)            The Administrative Agent (or its counsel) shall have received from each party hereto a counterpart of this Agreement signed on behalf of such party (which, subject to Section 9.06, may include any Electronic Signatures transmitted by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page).

(b)            The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Foley & Lardner LLP, special counsel for the Loan Parties, (ii) Arthur Cox, special Irish counsel for the Loan Parties, and (iii) Allen Overy Shearman Sterling, Société en Commandite Simple, inscrite au barreau de Luxembourg, special Luxembourg counsel for the Loan Parties, substantially in the form of Exhibits B-1, B-2 and B-3, respectively, and covering such other matters relating to the Parent, the Borrower, the Guarantor, this Agreement or the Transactions as the Administrative Agent shall reasonably request. The Borrower hereby requests each such counsels to deliver such opinions.

(c)            The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Loan Parties (which shall include, in the case of the Irish Loan Party, evidence that such Loan Party has complied with Section 82 of the Irish Companies Act), the authorization of the Transactions and any other legal matters relating to the Parent, the Borrower, the Guarantor, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel and as further described in Exhibit E (excluding those items set forth in Part E of such Exhibit E).

(d)            The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the Chief Financial Officer, the Chief Accounting Officer or the Treasurer of the Borrower, certifying that (i) the representations and warranties of each Loan Party set forth in this Agreement are true and correct in all material respects (provided that any representation or warranty that is qualified by materiality or Material Adverse Effect is true and correct in all respects) on and as of the date hereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), (ii) as of the Effective Date, no Default has occurred and is occurring and (iii) since December 31, 2025, no change, occurrence or development has occurred in respect of the business, assets, operations or financial condition of the Parent and its Subsidiaries, taken as a whole, that has had a Material Adverse Effect.

(e)            (i)  The Lenders shall have received, at least three (3) Business Days prior to the Effective Date, all documentation and other information reasonably requested by such Lender in writing at least ten (10) Business Days prior to the Effective Date required to allow it to comply with applicable “know your customer” and anti-money laundering rules and regulations with respect to each Loan Party and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least three (3) Business Days prior to the Effective Date, any Lender that has reasonably requested a Beneficial Ownership Certification at least ten (10) Business Days prior to the Effective Date in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the conditions set forth in this clause (e) shall be deemed to be satisfied).

(f)            The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced (in reasonable detail) at least one (1) Business Day prior to the Effective Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

Section 4.02       Term Loan Funding Date. The obligations of the Term Lenders to make Term Loans on the Term Loan Funding Date shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)            The Effective Date shall have occurred.

(b)           The Velocity Acquisition shall, substantially concurrently with the funding of the Term Loans hereunder, have been consummated in all material respects pursuant to the Velocity Acquisition Agreement, and no provision thereof shall have been amended or waived, and no consent shall have been granted under the Velocity Acquisition Agreement, without the prior written consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed), if such amendment, waiver or consent is materially adverse to the Lenders in their capacities as such (it being understood and agreed that (i) amendments, waivers and other changes to the definition of “Company Material Adverse Effect” in the Velocity Acquisition Agreement, and consents given pursuant to any such definition shall in each case be deemed to be materially adverse to the Lenders, and (ii) any modification, amendment or express waiver or consent by the Parent, the Borrower (or any of their Subsidiaries) that results in (x) an increase to the purchase price shall be deemed to not be materially adverse to the Lenders so long as such increase is not funded with the proceeds of indebtedness or is not in excess of 10% of the purchase price and (y) a decrease to the purchase price shall be deemed to not be materially adverse to the Lenders so long as (1) such reduction is less than 10% of the purchase price or (2) such reduction is allocated as follows: (A) if at the time of such reduction any commitments provided to the Borrower in connection with the Velocity Acquisition pursuant to the 364-day senior unsecured bridge facility commitment letter, dated as of August 21, 2026, by and among the Parent, the Borrower, BofA Securities, Inc. and Bank of America, N.A. (the “Bridge Facility Commitment Letter”) (and any Bridge Facility) (such commitments described in this clause (A), the “Specified Commitments”) are outstanding, such reduction shall be applied simultaneously (I) 50% to reduce the Term Loan Commitments on a dollar-for-dollar basis and (II) 50% to reduce the Specified Commitments on a dollar-for-dollar basis (it being understood and agreed that to the extent either the Term Loan Commitments or the Specified Commitments are reduced to zero pursuant to the foregoing clause (I) or (II), as applicable, prior to utilizing the full 50% of such reduction, the remaining unused amount of the 50% of such reduction shall then be applied to reduce the Term Loan Commitments or the Specified Commitments, whichever has not yet been reduced to zero, as applicable); and (B) if at the time of such reduction, no Specified Commitments are outstanding, such reduction shall be applied 100% to reduce the Term Loan Commitments on a dollar-for-dollar basis.

(c)            The Velocity Refinancing shall have been consummated prior to or substantially concurrently with the funding of the Term Loans.

(d)            Neither the Parent nor any of its Subsidiaries (including, for the avoidance of doubt, Velocity and its Subsidiaries) shall have any Debt for borrowed money other than (i) Debt under the Bridge Facility, (ii) Debt in respect of the Senior Notes and (iii) Permitted Surviving Debt.

(e)            (i) each of the Velocity Acquisition Agreement Representations shall be true and correct in all material respects (and in all respects if qualified by material adverse effect or other materiality qualifier) on and as of the Term Loan Funding Date, (ii) each of the Specified Representations shall be true and correct in all material respects (and in all respects if qualified by material adverse effect or other materiality qualifier) on and as of the Term Loan Funding Date and (iii) (A) no Event of Default under clause (f) or (g) of Article VII has occurred and is continuing and (B) no Default in respect of the nonpayment of fees due and payable under this Agreement and no default under the Bridge Facility Commitment Letter in respect of the nonpayment of fees due and payable thereunder has occurred and is continuing, in each case of the foregoing clauses (A) and (B) on and as of the Term Loan Funding Date.

(f)            Since August 21, 2026, there shall not have occurred and be continuing any “Company Material Adverse Effect” (as defined in the Velocity Acquisition Agreement).

(g)            The Administrative Agent shall have received a certificate, dated as of the Term Loan Funding Date and signed by the chief financial officer of the Parent, certifying that:

(i)            the Velocity Acquisition has been, substantially concurrently with the funding of the Term Loans under this Agreement, consummated in all material respects pursuant to the Velocity Acquisition Agreement, and no provision of the Velocity Acquisition Agreement has been amended or waived, and no consent has been granted under the Velocity Acquisition Agreement, in violation of Section 4.02(b) of this Agreement;

(ii)           the Velocity Refinancing has been consummated or will be consummated prior to or substantially concurrently with the funding of the Term Loans;

(iii)          upon giving effect to the Transactions, neither the Parent nor any of its Subsidiaries has any Debt for borrowed money outstanding other than (x) Debt under the Bridge Facility, (y) Debt in respect of the Senior Notes and (z) Permitted Surviving Debt;

(iv)          (x) each of the Velocity Acquisition Agreement Representations are true and correct in all material respects (and in all respects if qualified by material adverse effect or other materiality qualifier) on and as of the Term Loan Funding Date, (y) each of the Specified Representations are true and correct in all material respects (and in all respects if qualified by material adverse effect or other materiality qualifier) on and as of the Term Loan Funding Date and (z) (1) no Event of Default under clause (f) or (g) of Article VII has occurred and is continuing and (2) no Default in respect of the nonpayment of fees due and payable under this Agreement and no default under the Bridge Facility Commitment Letter in respect of the nonpayment of fees due and payable thereunder has occurred and is continuing, in each case of the foregoing clauses (1) and (2) on and as of the Term Loan Funding Date;

(v)           since August 21, 2026, there has not occurred any “Company Material Adverse Effect” (as defined in the Velocity Acquisition Agreement) that is continuing; and

(vi)          The Term Loan Commitment Expiration Date has not occurred.

(h)            The Administrative Agent shall have received (i) audited consolidated balance sheets and related statements of operations, changes in equity and cash flows of the Parent, for the three most recently completed fiscal years ended at least 90 days before the Term Loan Funding Date, (ii) unaudited consolidated balance sheets and related statements of operations, changes in equity and cash flows of each of the Parent and its Subsidiaries, for each subsequent fiscal quarter ended at least 60 days before the Term Loan Funding Date, (iii) audited consolidated balance sheet and audited consolidated statements of income or operations, cash flows and retained earnings or members’ equity of Velocity, for the fiscal years ended December 31, 2024 and December 31, 2025 and (iv) unaudited consolidated balance sheet and unaudited consolidated statements of income or operations, cash flows and retained earnings of Velocity as of June 30, 2026 (with the Administrative Agent acknowledging that the conditions set forth in clauses (iii) and (iv) of this clause (g) have been satisfied as of the Effective Date); provided that, in the case of clauses (i) and (ii), filing of the required financial statements on form 10-K and/or form 10-Q, as applicable, by the Parent will satisfy the foregoing applicable requirements.

(i)            The Administrative Agent shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Parent as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Term Loan Funding Date, prepared upon giving effect to the Transactions (including the Velocity Acquisition) as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income).

(j)            The Administrative Agent shall have received a solvency certificate, dated as of the Term Loan Funding Date and signed by the chief financial officer of the Parent, substantially in the form of Exhibit C.

(k)            The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Term Loan Funding Date (or shall have been authorized to be deducted from the proceeds of the fundings of the Term Loans), including, to the extent invoiced (in reasonable detail) at least one (1) Business Day prior to the Term Loan Funding Date (except as otherwise reasonably agreed by the Borrower), reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(l)            The Term Loan Commitment Expiration Date shall not have occurred.

The Administrative Agent and the Lenders shall be entitled to rely on a certificate signed by the chief financial officer of the Parent certifying, in the manner described in such certificate, as to the accuracy of the matters set forth in clauses (b) through (f)  and clause (l) of this Section 4.02 in making a determination of the satisfaction of the conditions precedent set forth in such clauses. The Administrative Agent shall notify the Borrower and the Lenders of the Term Loan Funding Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02).

Article V.

AFFIRMATIVE COVENANTS The Loan Parties agree that so long as any Lender has any Term Loan Commitment hereunder or any amount payable by the Borrower hereunder remains unpaid (other than contingent indemnification and similar obligations not yet due):

Section 5.01       Information. The Parent will deliver to the Administrative Agent (and, upon receipt, the Administrative Agent will promptly deliver to each of the Lenders):

(a)            Annual Financial Statements.(b)       Within five Business Days after the date on which the Parent files such documents with the SEC, but in no event later than 120 days after the end of each fiscal year, a consolidated balance sheet of the Parent and its Consolidated Subsidiaries at the end of such fiscal year and the related consolidated statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in accordance with the rules and regulations of the SEC and audited by Deloitte & Touche LLP or other independent public accountants of nationally recognized standing.

(b)            Quarterly Financial Statements. Within five Business Days after the date on which the Parent files such documents with the SEC, but in no event later than 60 days after the end of each of the first three quarters of each fiscal year, a consolidated balance sheet of the Parent and its Consolidated Subsidiaries at the end of such quarter and the related consolidated statements of income and cash flows for such quarter and for the portion of the fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the previous fiscal year, all certified by a Senior Financial Officer as fairly presenting in all material respects in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes) the financial position and results of operations of the Parent and the Consolidated Subsidiaries.

(c)            Compliance Certificates. Simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of a Senior Financial Officer (i) setting forth in reasonable detail the calculations required to establish whether the Parent was in compliance with the requirements of Sections 6.01 and 6.02 on the date of such financial statements and (ii) stating whether there exists on the date of such certificate any Event of Default or Default and, if any such event then exists, setting forth the details thereof and the action which the Parent is taking or proposes to take with respect thereto.

(d)            Notice of Default. Forthwith upon the occurrence of any Responsible Officer obtaining knowledge of any Event of Default or Default, a certificate of a Senior Financial Officer setting forth the details thereof and the action which the Parent is taking or proposes to take with respect thereto.

(e)            Shareholder Information. Promptly upon the mailing thereof to the shareholders of the Parent generally, copies of all financial statements, reports and proxy statements so mailed.

(f)            SEC Filings. Promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K and 10-Q which the Parent shall have filed with the SEC.

(g)            ERISA Notices. If and when the Parent or any ERISA Affiliate is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which could reasonably be expected to constitute grounds for a distress or PBGC-initiated termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC.

(h)            Notice of Other Material Events. Promptly upon obtaining knowledge thereof, notice of the commencement of any litigation or Governmental Authority proceeding affecting the Parent or any Subsidiary (including pursuant to any applicable Environmental Law) in which there is a reasonable possibility of an adverse decision which could reasonably be expected to have a Material Adverse Effect.

(i)             Ratings. Promptly upon the public announcement thereof, notice of any downgrade in any credit rating (including the Public Debt Rating) with respect to the Borrower or the Parent by Moody’s, S&P or Fitch.

(j)             Beneficial Ownership Certification Changes. Promptly after the occurrence thereof, notice to the applicable Lender of any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification.

(k)            KYC Information. Promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

(l)             Other Information. Promptly following any request therefor, such additional information regarding the financial position or business of the Loan Parties as the Administrative Agent, at the request of any Lender, may reasonably request (it being understood and agreed that no Loan Party nor any of its Subsidiaries shall be required to disclose or discuss, or permit the inspection, examination or making of extracts of, any records, books, information or account or other matter (i) in respect of which disclosure to the Administrative Agent, any Lender or their representatives is then prohibited by applicable law or any agreement binding on any Loan Party or any of its Subsidiaries, (ii) that is protected from disclosure by the attorney-client privilege or the attorney work product privilege or (iii) constitutes non-financial trade secrets or non-financial proprietary information).

Documents required to be delivered pursuant to Sections 3.04 or 5.01 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date such documents are posted on the Parent’s behalf on SyndTrak/IntraLinks/IntraAgency, on EDGAR (the Electronic Data Gathering, Analysis and Retrieval system of the SEC) or any successor thereto, or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that, except in the case of any filing on EDGAR or any successor thereto, the Parent shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

If any financial materials and related certificates required to be delivered pursuant to Sections 5.01(a), (b) and/or (c) shall be required to be delivered pursuant to the terms of such Section(s) on a day that is not a Business Day, the required date for such delivery shall be extended to the next succeeding Business Day.

Section 5.02       Use of Proceeds. The Parent shall, and shall cause each Subsidiary to, use the proceeds of the Loans solely to finance the Velocity Transactions and to pay the Velocity Transaction Costs. Without limiting the foregoing, the Parent shall not, and shall not permit any Subsidiary to, use the proceeds of any Credit Events, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any “margin stock” in violation of Regulation U of the Board. In no event shall the proceeds of the Loans be utilized for any purpose that would constitute unlawful financial assistance within the meaning of sections 678 or 679 of the UK Companies Act 2006 or section 82 of the Irish Companies Act.

Section 5.03       Compliance with Contractual Obligations and Laws. The Parent shall, and shall cause each Subsidiary to, comply with all applicable laws and regulations of any Governmental Authority having jurisdiction over it or its business the non-compliance with which would reasonably be expected to have a Material Adverse Effect. Without limiting the foregoing, the Borrower will maintain in effect and enforce policies and procedures designed to promote and achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions in all material respects.

Section 5.04       Insurance. The Parent shall, and shall cause each Subsidiary to, maintain, with financially sound and reputable insurers (as determined at the time the relevant coverage is placed or renewed in the good faith judgment of the Parent or relevant Subsidiary) and/or pursuant to a self-insurance program, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar businesses and covering similar properties in the same or similar localities, of such types, with such deductibles, covering such risks and in such amounts as are customarily carried under similar circumstances by such other Persons, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.05       Ownership of Borrower. The Parent shall at all times own and control, directly or indirectly, all of the equity interests (other than directors’ qualifying shares and other than as may be required by law) of the Borrower.

Section 5.06       Payment of Taxes. The Parent shall, and shall cause each Subsidiary to, pay or make provision for the payment of all United States federal and material foreign, state and other taxes which have become due pursuant to such returns or pursuant to any assessment in respect thereof received by the Parent or any Subsidiary, except (a) taxes that are being contested in good faith and for which adequate reserves have been provided and/or (b) where the failure to so pay could not reasonably be expected to have a Material Adverse Effect.

Section 5.07       [Intentionally Omitted].

Section 5.08       Loan Party Location. The Parent will cause (i) each Material Subsidiary incorporated or organized in an EU jurisdiction to cause its centre of main interest (as that term is used in Article 3(1) of the Insolvency Regulation) to be situated solely in its jurisdiction of incorporation and not to have an establishment (as that term is used in Article 2(10) of the Insolvency Regulation) situated outside its jurisdiction of incorporation or organization, as applicable and (ii) each Material Subsidiary incorporated in England and Wales to cause its centre of main interest (as that term is used in Article 3(1) of the Insolvency Regulation) to be situated solely in England and Wales and not to have an establishment (as that term is used in Article 2(10) of the Insolvency Regulation) situated outside its jurisdiction of incorporation. The Parent will cause its centre of main interest (as that term is used in Article 3(1) of the Insolvency Regulation) to be situated either in England and Wales or Ireland and not to have an establishment (as that term is used in Article 2(10) of the Insolvency Regulation) situated in any other jurisdiction. The Parent shall promptly notify the Administrative Agent by notice in writing upon it becoming aware that its centre of main interest (as that term is used in Article 3(1) of the Insolvency Regulation) is situated in Ireland or it has an establishment (as that term is used in Article 2(10) of the Insolvency Regulation) in Ireland.

Section 5.09       Tax Residence. No Loan Party may change its residence for Tax purposes without the prior written consent of the Required Lenders, not to be unreasonably withheld, conditioned, or delayed; provided that the Parent may change its residence from time to time for Tax purposes from the United Kingdom to Ireland or from Ireland to the United Kingdom.

Article VI.

NEGATIVE COVENANTS

The Loan Parties agree that so long as any Lender has any Term Loan Commitment hereunder or any amount payable by the Borrower hereunder remains unpaid (other than contingent indemnification and similar obligations not yet due):

Section 6.01       Maximum Net Leverage Ratio. The Parent shall not permit the Net Leverage Ratio on the last day of any period of four consecutive fiscal quarters of the Parent to exceed 3.75 to 1.00; provided, that (i) the Borrower may, by written notice to the Administrative Agent for distribution to the Lenders and not more than two times during any five consecutive year term of this Agreement, elect to increase the maximum Net Leverage Ratio permitted under this Section 6.01 to 4.25 to 1.00 as of the end of each of the first four (4) periods of four consecutive fiscal quarters ending on or after the date of a Permitted Acquisition, if the aggregate consideration paid or to be paid in respect of such Permitted Acquisition is equal to or greater than $250,000,000 (any such four consecutive periods of four consecutive fiscal quarters following such a Permitted Acquisition, an “Adjusted Covenant Period”) and (ii) in connection with any such election, the Borrower shall have delivered to the Administrative Agent, at least five business days prior to consummating such Acquisition, notice of such Acquisition and pro forma calculations (in form and detail reasonably satisfactory to the Administrative Agent) demonstrating compliance with the maximum Net Leverage Ratio required by the foregoing clause (i) (it being understood and agreed that (A) the Borrower may not elect an Adjusted Covenant Period for at least two (2) fiscal quarters following the end of an Adjusted Covenant Period before a new Adjusted Covenant Period is available again pursuant to the foregoing clause (i) and (B) at the end of an Adjusted Covenant Period, the maximum Net Leverage Ratio permitted under this Section 6.01 shall revert to 3.75 to 1.00 as of the end of each subsequent fiscal quarter unless and until another Adjusted Covenant Period is elected pursuant to the terms and conditions described above).

Section 6.02       Minimum Interest Coverage Ratio. The Parent shall not permit the Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Parent ending on the last day of a fiscal quarter of the Parent to be less than 3.00 to 1.00.

Section 6.03       Negative Pledge. Neither the Parent nor any Material Subsidiary will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by any of them, except:

(a)            any Lien existing on the date of this Agreement and set forth in Schedule 6.03;

(b)            Liens imposed by law for taxes, assessments or charges of any Governmental Authority for claims which are not overdue for a period of more than 60 days, or to the extent that such Lien is being contested in good faith by appropriate actions and adequate reserves in accordance with GAAP are being maintained therefor, provided that no notice of Lien has been filed or recorded under the Code;

(c)            statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law or created in the ordinary course of business, provided that (i) the obligation secured by the applicable Lien has not been delinquent for more than 90 days or remains payable without penalty and, in each case, the property subject to such Lien is not subject to forfeiture as a result of such Lien or (ii) the applicable Lien is being contested in good faith by appropriate actions, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(d)            Liens (other than any Lien imposed under ERISA) consisting of pledges or deposits in the ordinary course of business (i) required in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers to secure obligations with respect to casualty or liability insurance maintained by the Parent or any of its Subsidiaries;

(e)            Liens on property of the Parent or any Subsidiary securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases or statutory obligations, (ii) surety bonds (excluding appeal bonds and other bonds posted in connection with court proceedings or judgments) and (iii) other non-delinquent obligations of a like nature (including those to secure health, safety and environmental obligations) in each case incurred in the ordinary course of business;

(f)            Liens consisting of judgment or judicial attachment liens and Liens securing contingent obligations on appeal bonds and other bonds posted in connection with court proceedings or judgments, to the extent that such Liens do not constitute an Event of Default under clause (j) of Article VII;

(g)           easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances on real property which in the aggregate do not materially detract from the value of such property or materially interfere with the ordinary conduct of the businesses of the Parent and its Subsidiaries;

(h)            Liens securing obligations in respect of finance leases on assets subject to such leases, provided that such leases are otherwise permitted hereunder;

(i)             Liens arising solely by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights and remedies (or, with respect to accounts located in Luxembourg, contractual provisions) as to deposit accounts or other funds maintained with a creditor depository institution and/or Liens arising in the ordinary course of business with respect to deposit accounts relating to intercompany cash pooling, interest set-off and/or sweeping arrangements; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Parent or the applicable Subsidiary in excess of those set forth by regulations promulgated by the Board and (ii) such deposit account is not intended by the Parent or any Subsidiary to provide collateral to the depository institution;

(j)            Liens arising in connection with Securitization Transactions;

(k)            Liens on property of any Foreign Subsidiary securing Debt of such Foreign Subsidiary and/or any other Foreign Subsidiary that is permitted under Section 6.05;

(l)             any Lien existing on property (and the proceeds thereof) existing at the time of its acquisition (by merger or otherwise) or existing on the property of any Person at the time such Person becomes a Subsidiary, in each case after the date hereof (other than any Lien on the equity interests of any Person that becomes a Subsidiary); provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary; and (ii) the Debt or other obligation secured thereby is not prohibited by Section 6.05;

(m)           Liens arising out of the conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Parent or any of its Subsidiaries in the ordinary course of business;

(n)            Liens solely on cash earnest money deposits made by the Parent or any Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder;

(o)            Liens securing reimbursement obligations incurred in the ordinary course of business for trade letters of credit or banker’s acceptances, which Liens encumber only goods, or documents of title covering goods, that are purchased in transactions for which such letters of credit or banker’s acceptances are issued;

(p)            Liens incurred in the ordinary course of business in favor of customs or revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(q)            leases, subleases, licenses or sublicenses (including, in the case of licenses and sublicenses, of intellectual property) granted to others in the ordinary course of business that do not materially interfere with the ordinary conduct of the business of the Parent or any Subsidiary and do not secure any Debt;

(r)            Liens of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the ordinary course of collection;

(s)            options, put and call arrangements, rights of first refusal and similar rights relating to investments in joint ventures, partnerships and other similar investments not prohibited by this Agreement;

(t)            rights of first refusal, put, call and similar rights arising in connection with repurchase agreements that are not prohibited by this Agreement;

(u)            any Lien arising under any Loan Document;

(v)            any Lien on an asset arising out of an agreement to dispose of such asset, to the extent such disposition is not prohibited by this Agreement and such Lien does not secure any other obligation;

(w)            any extension, renewal or substitution of or for any Lien described in clause (a) or (l) above, in each case (A) to the extent that the amount of the Debt or other obligation secured by the applicable Lien shall not exceed the amount of the Debt or other obligation existing immediately prior to such extension, renewal or substitution and (B) so long as the scope of the property subject to such Lien is not increased;

(x)            Liens relating to purchase orders and other agreements entered into with customers of the Parent or any Subsidiary in the ordinary course of business;

(y)            receipt of progress payments and advances from customers in the ordinary course of business to the extent the same create Liens on the related inventory and proceeds thereof;

(z)            Liens on assets pledged in respect of defeased or discharged indebtedness;

(aa)          any Lien on any asset securing Debt incurred or assumed for the purpose of financing an amount not to exceed all or any part of the cost of acquiring, constructing, repairing, replacing or improving such asset, provided that such Lien attaches to such asset concurrently with or within 270 days after (A) the acquisition of such asset or (B) the later of (x) the completion of such construction, repair, replacement or improvement of such asset and (y) the date of commencement of the commercial operation of the asset constructed, repaired, replaced or improved, as applicable; and

(bb)         in addition to Liens permitted by clauses (a) through (aa) above, any other Lien, to the extent that the outstanding principal amount of the obligations secured thereby, expressed as a Dollar Amount, at the time of creation thereof, in the aggregate with the outstanding principal amount of all other Debt and other obligations then secured pursuant to this clause (bb), does not exceed the greater of (i) $375,000,000 and (ii) 7.5% of the Parent’s Consolidated Total Assets as shown on the then most recent consolidated financial statements of the Parent delivered to the Administrative Agent pursuant to Section 5.01 (or, prior to such initial delivery pursuant to Section 5.01, Section 3.04).

Any lien permitted above under this Section 6.03 on any property may extend to identifiable proceeds of such property.

Section 6.04       Consolidations, Mergers and Sales of Assets; Acquisitions.(a)       No Loan Party will merge or consolidate with any other non-affiliated Person or sell, lease, transfer or otherwise dispose (excluding, for the avoidance of doubt, the creation of any Lien permitted under Section 6.03) of all or substantially all of its assets as an entirety to any other non-affiliated Person unless:

(i)            in the case of a merger or consolidation, the Person surviving such transaction is the applicable Loan Party; and

(ii)            immediately after giving effect to any such action, no Event of Default or Default shall have occurred and be continuing.

(b)            The Parent will not, and will not permit any Subsidiary to, make any Acquisition other than Permitted Acquisitions.

Section 6.05       Subsidiary Debt. The Parent will not permit any Material Subsidiary (other than the Borrower or the Guarantor) to create, incur, assume or suffer to exist any Debt except:

(a)            Debt arising under Securitization Transactions in an aggregate amount outstanding not exceeding $250,000,000 at any time;

(b)            Debt existing on the Effective Date and identified on Schedule 6.05 and any refinancing, extension or renewal thereof or of any Debt under this clause (b), in each case, to the extent the principal amount thereof is not increased (including extensions, renewals or replacements of guarantees in respect of such Debt as so refinanced, extended or renewed);

(c)            (i) Debt of a Subsidiary owed to the Parent or another Subsidiary; and (ii) Guarantees by a Subsidiary of Debt of the Parent or another Subsidiary to the extent this Agreement does not prohibit the Parent’s or such other Subsidiary’s incurrence of such Debt;

(d)            Debt incurred as an account party in respect of any trade letter of credit;

(e)            deferred compensation owed to employees incurred in the ordinary course of business;

(f)            to the extent constituting Debt, obligations with respect to deferred compensation, retiree healthcare medical benefits or other similar employment arrangements incurred in connection with acquisitions or dispositions permitted under this Agreement;

(g)            to the extent constituting Debt, obligations incurred in respect of cash management services, netting services, overdraft protection and similar arrangements and hedging transactions with a term not exceeding two years, in each case in the ordinary course of business;

(h)            Debt constituting reimbursement obligations with respect to letters of credit issued in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other reimbursement-type obligations relating to regarding workers’ compensation claims incurred in the ordinary course of business;

(i)             obligations in respect of performance and surety, stay, customs, appeal and performance bonds, performance and completion guarantees and similar instruments or obligations in respect of letters of credit in respect thereof, in each case in the ordinary course of business;

(j)            Debt that has maturities and other terms, and is subordinated to the Obligations in a manner, satisfactory to the Required Lenders;

(k)            Debt arising under finance leases in an aggregate principal amount not to exceed $50,000,000 outstanding at any time;

(l)            Debt of the “Affiliate Borrowers” (as defined in the Existing Credit Agreement) arising under the Existing Credit Agreement;

(m)           Debt of any Subsidiary incurred to finance the acquisition, construction, repair, replacement, lease or improvement of any fixed or capital assets and any Debt assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and amendments, modifications, extensions, refinancings, renewals and replacements of any such Debt; provided that (i) such Debt is initially incurred prior to or within 270 days after such acquisition or the completion of such construction, repair, replacement, lease or improvement and (ii) the aggregate outstanding principal amount of Debt permitted by this clause (m) shall not exceed $50,000,000 at any time outstanding; and

(n)           other Debt in an aggregate principal amount not to exceed the greater of (i) $325,000,000 and (ii) 7% of the Parent’s Consolidated Total Assets as shown on the then most recent consolidated financial statements of the Parent delivered to the Administrative Agent pursuant to Section 5.01 (or, prior to such initial delivery pursuant to Section 5.01, Section 3.04), outstanding at any time.

Section 6.06       OFAC and Anti-Corruption Laws.

(a)            The Parent shall not, and shall ensure that none of the Borrower or its other controlled affiliated companies will, directly or, to the Parent’s Knowledge, indirectly use the proceeds of Credit Events hereunder:

(i)            in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws;

(ii)            to fund or finance any activities, business or transaction of or with any Designated Person or in any Sanctioned Country, in either case, except to the extent permitted for a Person required to comply with Sanctions or in any other manner such activities, business or transaction would violate Sanctions; or

(iii)            in any other manner that will result in liability to the Administrative Agent or any Lender under any applicable Sanctions or a breach by the Administrative Agent or any Lenders of any applicable Sanctions.

(b)            The Parent shall not, and shall ensure that neither the Borrower, the Guarantor nor its other controlled affiliated companies will, use funds or assets obtained directly or, to the Parent’s Knowledge, indirectly from transactions with or from (i) Designated Persons or (ii) any Sanctioned Country, in either case, in violation of Sanctions (assuming, for purposes of this covenant only, that each of the Borrower and the Guarantor were a Domestic Subsidiary for purposes of determining its compliance with Sanctions), to pay or repay any amount owing to the Administrative Agent or any Lender under any Loan Document.

(c)            The Parent shall, and shall ensure that the Borrower, the Guarantor and each of its other controlled affiliated companies will:

(i)            conduct its business in compliance with Anti-Corruption Laws in all material respects;

(ii)           maintain policies and procedures designed to promote and achieve compliance in all material respects with Anti-Corruption Laws; and

(iii)          have reasonable controls and safeguards in place designed to prevent any proceeds of any Credit Event hereunder from being used contrary to the representations and undertakings set forth herein.

The foregoing Sections 6.06(a)(ii) and 6.06(a)(iii) will not apply to any party hereto to which (i) the Blocking Law applies, if and to the extent that such provisions are or would be unenforceable by or in respect of that party pursuant to, or would otherwise result in a breach and/or violation of, any provision of the Blocking Law or (ii) the UKPTIL applies, if and to the extent that such provisions are or would be unenforceable by or in respect of that party pursuant to, or would otherwise result in a breach and/or violation of any provision of, the Blocking Law or the UKPTIL, as applicable.

Section 6.07       Outbound Investment Rules. The Parent will not, and will not permit any of its Subsidiaries to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules or (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if Parent were a U.S. Person.

Article VII.

EVENTS OF DEFAULT

If one or more of the following events (each, an “Event of Default”) shall have occurred and be continuing:

(a)            the Borrower shall fail to pay within two (2) Business Days of the date due any principal of any Loan; or the Borrower shall fail to pay within five days of the date due any interest on any Loan, any fee or any other amount payable hereunder;

(b)            any Loan Party shall fail to observe or perform any applicable covenant contained in Section 5.02, Section 5.05 or any of Sections 6.01 to 6.07, inclusive;

(c)            any Loan Party shall fail to observe or perform any other covenant or agreement contained in this Agreement for 30 days after the earlier of (i) the date on which written notice thereof has been given to the Parent by the Administrative Agent at the request of any Lender or (ii) if the Parent fails to promptly notify the Administrative Agent and the Lenders of such failure as required by Section 5.01(d), the date on which a Senior Financial Officer had actual knowledge of such failure;

(d)            any representation, warranty, certification or statement made by any of the Loan Parties in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made;

(e)            the Parent or any Subsidiary (i) fails to make any payment of Material Financial Obligations when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise, but after giving effect to any applicable grace or cure period); or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under one or more agreements or instruments relating to Material Financial Obligations, if the effect of such failure, event or condition is to cause (or require), or to permit the holder or holders of such Material Financial Obligations (or the beneficiary or beneficiaries of such Material Financial Obligations (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries)) to cause (or require), such Material Financial Obligations to become due and payable (or to be purchased, repurchased, defeased or cash collateralized) prior to the stated maturity thereof; provided that any such failure relating to a Material Financial Obligation that was the Debt of a Person acquired by the Parent or any of its Subsidiaries and which was assumed by the Parent or such Subsidiary as part of such acquisition shall not constitute an Event of Default or Default pursuant to this clause (e) so long as such Material Financial Obligation is repaid in full or such failure is cured within 30 days of such acquisition. Notwithstanding the foregoing, none of the following events shall constitute an Event of Default under this clause (e) of Article VII unless such event results in the acceleration of Material Financial Obligations: (i) any secured Debt becoming due as a result of the voluntary sale or transfer of the property or assets securing such Debt or a casualty, condemnation or similar event, (ii) any change of control offer made within 60 days after an acquisition with respect to, and effectuated pursuant to, Debt of an acquired business, (iii) any default under Debt of an acquired business if such default is cured, or such Debt is repaid, within 60 days after the acquisition of such business so long as no other creditor accelerates or commences any kind of enforcement action in respect of such Debt, (iv) mandatory prepayment requirements arising from the receipt of net cash proceeds from debt, dispositions (including casualty losses, governmental takings and other involuntary dispositions), equity issues or excess cash flow, (v) prepayments required by the terms of Debt as a result of customary provisions in respect of illegality, replacement of lenders and gross-up provisions for Taxes, increased costs, capital adequacy and other similar customary requirements and (vi) any voluntary prepayment, redemption or other satisfaction of Debt that becomes mandatory in accordance with the terms of such Debt solely as the result of the Parent or any Subsidiary delivering a prepayment, redemption or similar notice with respect to such prepayment, redemption or other satisfaction;

(f)            the Parent or any Material Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, examinership, reorganization or other relief (including, in the case of any Luxembourg Person, any Luxembourg Relief) with respect to itself, its assets or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, administrator, custodian, examiner or other similar official of it or any substantial part of its property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall commence or consent to a proceeding for approval of a plan of arrangement with respect to its debts or shall fail generally to pay its debts as they become due or shall take any corporate action to authorize any of the foregoing; or any of the shareholders of a Material Subsidiary shall take any action to initiate any of the foregoing with respect to such Material Subsidiary;

(g)            an involuntary case or other proceeding shall be commenced against the Parent or any Material Subsidiary seeking liquidation, examinership, reorganization or other relief (including, in the case of any Luxembourg Person, any Luxembourg Relief) with respect to it, its assets or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, administrator, custodian, examiner or other similar official of it or any substantial part of its property, or any of the Parent’s shareholders shall take any action to initiate a proceeding of the type described in clause (f) above with respect to the Parent, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Parent or any Material Subsidiary under the federal bankruptcy laws or similar bankruptcy or insolvency laws of any other applicable jurisdiction as now or hereafter in effect; or a UK Bankruptcy Event occurs with respect to any UK Relevant Entity;

(h)           [intentionally omitted];

(i)             the Parent or any ERISA Affiliate shall fail to pay when due an amount which could reasonably be expected to have a Material Adverse Effect, which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or the Parent or an ERISA Affiliate shall file a distress termination notice with the PBGC and the amount of the Unfunded Vested Liabilities under that filing could reasonably be expected to have a Material Adverse Effect; or the PBGC shall institute judicial proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans which have Unfunded Vested Liabilities which could reasonably be expected to have a Material Adverse Effect; or a judicial proceeding shall be instituted by a fiduciary of any such Plan or Plans to enforce Section 515 of ERISA, the aggregate amount of delinquent contributions claimed to be owed pursuant to such Section 515 in such proceeding which could reasonably be expected to have a Material Adverse Effect, and such proceeding shall not have been dismissed within 30 days;

(j)             a judgment or order for the payment of money in excess of a Dollar Amount of $100,000,000 shall be rendered against the Borrower or any of its Subsidiaries and such judgment or order is not within 60 days of the entry thereof bonded, discharged or stayed; provided, that any such judgment shall not be included in the calculation of the aggregate amount of judgments under this clause (j) if and for so long as (A) the amount of such judgment is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (B) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, the amount of such judgment;

(k)            any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934) of 30% or more of the outstanding shares of voting stock of the Parent;

(l)            a majority of the members of the board of directors of the Parent ceases to be individuals who (i) were members of such board of directors as of the Effective Date or (ii) were nominated or appointed to be members of such board by a majority of the members of such board who, at the time of such nomination or appointment, were individuals described in the foregoing clause (i) or this clause (ii). Notwithstanding the foregoing, if a majority of the members of the board of directors of the Parent cease to be individuals described in clauses (i) and (ii) above, it shall not constitute an Event of Default under this clause (l) of Article VII if a majority of the Parent’s board of directors (comprised of the individuals described in clauses (i) and (ii)) approves such changes; or

(m)            except as otherwise expressly permitted under the Loan Documents (i) this Agreement, the Notes or any other document executed in connection herewith, at any time after its execution and delivery, ceases to be in full force and effect against any applicable Loan Party; (ii) any Loan Party or any other Person acting on behalf of any Loan Party contests in any manner the validity or enforceability of any such document against any applicable Loan Party; or (iii) any Loan Party or any other Person acting on behalf of any Loan Party denies that it has any or further liability or obligation under any such document, or purports to revoke, terminate or rescind any such document;

then, and in every such event (other than an event with respect to the Parent, the Borrower or the Guarantor described in clause (f) or (g) of this Article VII), and at any time thereafter during the continuance of such event, the Administrative Agent may with the consent of the Required Lenders, and shall at the request of the Required Lenders, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Term Loan Commitments, and thereupon the Term Loan Commitments shall terminate immediately (provided that the Term Loan Commitments shall not terminate prior to the earliest of, as applicable (A) the Term Loan Commitment Expiration Date and (B) the Term Loan Funding Date (after consummation of the Velocity Transactions); provided, further, that, for the avoidance of doubt, the availability of Term Loans shall be subject solely to the satisfaction of the conditions set forth in Section 4.02) and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrower accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties; and in case of any event with respect to the Parent or the Borrower described in clause (f) or (g) of this Article VII, the Term Loan Commitments shall automatically terminate (provided that the Term Loan Commitments shall not terminate prior to the earliest of, as applicable (A) the Term Loan Commitment Expiration Date and (B) the Term Loan Funding Date (after consummation of the Velocity Transactions); provided, further, that, for the avoidance of doubt, the availability of Term Loans shall be subject solely to the satisfaction of the conditions set forth in Section 4.02) and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties.

Article VIII.

The Administrative Agent

Section 8.01       Authorization and Action.

(a)            Each Lender hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent under the Loan Documents and each Lender authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)            As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent reasonably and in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency, examinership or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency, examinership or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c)            In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. The motivations of the Administrative Agent are commercial in nature and not to invest in the general performance or operations of the Loan Parties. Without limiting the generality of the foregoing:

(i)             the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender or any other holder of Obligations other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and the transactions contemplated hereby;

(ii)            to the extent that English law is applicable to the duties of the Administrative Agent under any of the Loan Documents, Section 1 of the Trustee Act 2000 of the United Kingdom shall not apply to the duties of the Administrative Agent in relation to the trusts constituted by that Loan Document; where there are inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 of the United Kingdom and the provisions of this Agreement or such Loan Document, the provisions of this Agreement shall, to the extent permitted by applicable law, prevail and, in the case of any inconsistency with the Trustee Act 2000 of the United Kingdom, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act; and

(iii)           nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.

(d)           The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(e)            None of any Syndication Agent, any Documentation Agent or any Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

(f)            In case of the pendency of any proceeding with respect to any Loan Party under any federal, state or foreign bankruptcy, insolvency, examinership, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Loan Party) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i)             to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.17 and 9.03) allowed in such judicial proceeding; and

(ii)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, examiner, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each other holder of Obligations to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the other holders of Obligations, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

(g)            The provisions of this Article VIII are solely for the benefit of the Administrative Agent, the Lenders, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article VIII and as otherwise provided in Section 8.01(d), none of the Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each party that is a holder of Obligations, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article VIII.

Section 8.02       Administrative Agent’s Reliance, Indemnification, Etc.

(a)            Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by it under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall reasonably believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Loan Party to perform its obligations hereunder or thereunder.

(b)            The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Borrower or a Lender. Further, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent.

(c)            Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender sufficiently in advance of the making of such Loan and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Section 8.03       Posting of Communications.

(a)            The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other similar electronic platform chosen by the Administrative Agent reasonably and in good faith to be its electronic transmission system and used by it for such purpose with respect to its credit facilities generally (the “Approved Electronic Platform”).

(b)            Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution, other than risks arising from the gross negligence, bad faith or willful misconduct of any of the foregoing parties (as determined by a court of competent jurisdiction by a final and nonappealable judgment).

(c)            THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY DOCUMENTATION AGENT, ANY SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM, OTHER THAN DIRECT ACTUAL DAMAGES ARISING FROM THE gross negligence, bad faith or willful misconduct of any applicable party (as determined by a court of competent jurisdiction by a final and nonappealable judgment).

(d)            Each Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e)            Each of the Lenders and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f)            Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 8.04       The Administrative Agent Individually. With respect to its Term Loan Commitment and Loans, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender or as one of the Required Lenders. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Parent, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or to provide notice or consent of the Lenders with respect thereto.

Section 8.05       Successor Administrative Agent.

(a)            The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders and the Borrower, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right, in consultation with (and, so long as no Default shall then exist, the consent of, such consent not to be unreasonably withheld) the Borrower, to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation (or such earlier day as shall be agreed to by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a bank with an office in the United States or an Affiliate of any such bank; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. In both cases, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)            Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article VIII and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.

(c)            If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

Section 8.06       Acknowledgement of Lenders.

(a)            Each Lender expressly acknowledges that none of the Administrative Agent nor any Arranger has made any representation or warranty to it, and that no act by the Administrative Agent or any Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or any Arranger to any Lender as to any matter, including whether the Administrative Agent or any Arranger have disclosed material information in their (or their Related Parties’) possession. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender, in each case in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Loan Parties, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities law), (iii) it has, independently and without reliance upon the Administrative Agent, any Arranger, any Syndication Agent, any Documentation Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any Syndication Agent, any Documentation Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b)            Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

Section 8.07       Certain ERISA Matters.

(a)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans or the Term Loan Commitments;

(ii)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Term Loan Commitments and this Agreement;

(iii)           (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Term Loan Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Term Loan Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Term Loan Commitments and this Agreement; or

(iv)          such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers, the Syndication Agents, the Documentation Agents and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, the Arrangers, the Syndication Agents, the Documentation Agents or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Term Loan Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

(c)            The Administrative Agent and each Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Term Loan Commitments, this Agreement and any other Loan Documents, (ii) may recognize a gain if it extended the Loans or the Term Loan Commitments for an amount less than the amount being paid for an interest in the Loans or the Term Loan Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent fees or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Section 8.08       Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender Recipient Party, whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender Recipient Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender Recipient Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender Recipient Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount.  The Administrative Agent shall inform each Lender Recipient Party promptly upon determining that any payment made to such Lender Recipient Party comprised, in whole or in part, a Rescindable Amount.

Article IX.

Miscellaneous

Section 9.01       Notices.

(a)            Except in the case of notices and other communications expressly permitted to be given by telephone or other means permitted hereunder (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)             if to the Borrower or any other Loan Party or the Administrative Agent, to the address, facsimile number or electronic mail address specified for such Person on Schedule 9.01; and

(ii)            if to any other Lender, to the address, facsimile number or electronic mail address specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through Approved Electronic Platforms, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)            Notices and other communications to the Lenders and the Administrative Agent hereunder may be delivered or furnished by using Approved Electronic Platforms pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its email address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)            Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(d)            The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including Borrowing Requests, Interest Election Requests and notices of prepayment of Loans) reasonably believed by the Administrative Agent or a Lender, as the case may be, to have been given by or on behalf of the Borrower if such notice has been given in accordance with the terms of this Agreement. The Loan Parties shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on any such notice reasonably believed to have been given by or on behalf of the Borrower.

Section 9.02       Waivers; Amendments.

(a)            No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article VII for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 9.08 (subject to the terms of Section 2.18(c)), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article VII and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.18(c), any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lender.

(b)            Except as provided in Section 2.14 or as provided in Section 9.02(e), neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Term Loan Commitment of any Lender without the written consent of such Lender (provided that an amendment, modification, waiver or consent with respect to any condition precedent, covenant, Event of Default or Default shall not constitute an increase in the Term Loan Commitment of any Lender), (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon (other than waivers or amendments with respect to the application of a default rate of interest pursuant to Section 2.13(b)), or reduce any fees payable hereunder, without the written consent of each Lender directly and adversely affected thereby (except that any amendment or modification of the financial covenants or ratios in this Agreement (or defined terms used in the financial covenants or ratios in this Agreement) shall not constitute a reduction in the rate of interest or fees for purposes of this clause (ii)), (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Term Loan Commitment, without the written consent of each Lender directly and adversely affected thereby (it being understood that an amendment, modification, waiver or consent with respect to any condition precedent, covenant, Event of Default or Default in each case shall not constitute such a postponement, reduction, waiver or excusal), (iv) change Section 2.09(d) or Section 2.18(b) or (c) in a manner that would alter the ratable reduction of Term Loan Commitments or pro rata sharing of payments required thereby, without the written consent of each Lender directly and adversely affected thereby, (v) change the payment waterfall provisions of Section 2.24(b) without the written consent of each Lender, (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby or (vii) release the Parent from its obligations under Article X without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent (it being understood that any change to Section 2.24 shall require the consent of the Administrative Agent). Notwithstanding the foregoing, (A) no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i), (ii) or (iii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be directly and adversely affected by such amendment, waiver or other modification, and (B) as to any amendment, amendment and restatement or other modification otherwise approved in accordance with this Section, it shall not be necessary to obtain the consent or approval of any Lender that, upon giving effect to such amendment, amendment and restatement or other modification, would have no Term Loan Commitment or outstanding Loans, so long as such Lender receives payment in full of the principal of and interest on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Loan Documents at the time such amendment, amendment and restatement or other modification becomes effective.

(c)            If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, (ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender and (iii) such Non-Consenting Lender shall have received the outstanding principal amount of its Loans. Each party hereto agrees that (1) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (2) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.

(d)            Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (x) to add one or more credit facilities to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and the Lenders.

(e)            If the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.

Section 9.03       Expenses; Indemnity; Damage Waiver. (a)  The Borrower shall pay (i) all reasonable, documented and invoiced out-of-pocket expenses incurred by the Administrative Agent and BofA Securities, Inc. in its capacity as an Arranger, including the reasonable, documented and invoiced fees, disbursements and other charges of one primary counsel (and one additional local counsel in each applicable jurisdiction) for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); provided that, in advance of contacting outside counsel of the Administrative Agent regarding matters concerning the administration of this Agreement in respect of which the Administrative Agent will expect to be reimbursed by the Borrower, the Administrative Agent will notify the Borrower of its intent to contact such outside counsel and (ii) all reasonable, documented and invoiced out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the reasonable fees, disbursements and other charges of one primary counsel (and one local counsel in each applicable jurisdiction) for the Administrative Agent, one additional counsel for all the Lenders other than the Administrative Agent and additional counsel as any Lender reasonably determines are necessary to avoid actual or potential conflicts of interest or the availability of different claims or defenses, in connection with the enforcement, collection or protection of its rights in connection with this Agreement and any other Loan Document at any time during a Default, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations during an Event of Default in respect of such Loans.

(b)            The Borrower shall indemnify the Administrative Agent, each Arranger and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, penalties and related reasonable and documented costs and expenses, including the reasonable fees, charges and disbursements of one primary counsel (and one local counsel in each applicable jurisdiction) for the Indemnitees taken as a whole and additional counsel as any Indemnitee or group of Indemnitees reasonably determines are necessary to avoid actual or potential conflicts of interest or the availability of different claims or defenses (solely to the extent the Borrower is informed in writing of such conflict or different claim or defense in advance of hiring additional counsel), as and when incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, or the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation, arbitration or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation, arbitration or proceeding is brought by the Borrower or any other Loan Party or its or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (a) the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Indemnified Persons, (b) a dispute among the Indemnitees not arising from an act or omission of the Borrower or any of its Affiliates (other than a dispute involving a claim against an Indemnitee for its acts or omissions in its capacity as an arranger, bookrunner, agent or similar role in respect of the credit facilities evidenced by this Agreement, except, with respect to this clause (b), to the extent such acts or omissions are determined by a court of competent jurisdiction by final and non-appealable judgment to have constituted the gross negligence, bad faith or willful misconduct of such Indemnitee in such capacity) or (c) such Indemnitee’s or any of its Related Indemnified Persons’ material breach of the Loan Documents (as determined pursuant to a claim asserted by the Borrower, whether as a claim, counterclaim or otherwise). This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim. For purposes of this Section 9.03(b), a “Related Indemnified Person” of an Indemnitee means (1) any controlled Affiliate of such Indemnitee, (2) the respective directors, managers, officers and employees of such Indemnitee and of its controlled Affiliates and (3) the respective agents of such Indemnitee and its controlled Affiliates, in the case of this clause (3), acting at the express instructions of such Indemnitee or such controlled Affiliate; provided that each reference to a controlled affiliate, director, manager, officer or employee in this sentence pertains to a controlled affiliate, director, manager, officer or employee involved in the arrangement, negotiation or syndication of the credit facilities evidenced by this Agreement and/or the consummation of the transactions contemplated by the Loan Documents.

(c)            To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that the Borrower’s failure to pay any such amount shall not relieve the Borrower of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d)            To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any of the Administrative Agent, each Arranger and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet and any Approved Electronic Platform), other than for direct or actual damages determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Lender-Related Person or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan, or the use of the proceeds thereof.

(e)            All amounts due under this Section shall be payable not later than 30 days after written demand therefor accompanied by a reasonably detailed calculation of the amount demanded.

Section 9.04       Successors and Assigns. (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           (i)            Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Loan Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed, it being understood that in the case of any assignment that requires the Borrower’s consent, without limiting any other factors that may be reasonable, it shall be reasonable for the Borrower to consider a proposed assignee’s right to require reimbursement for increased costs when determining whether to consent to such an assignment) of:

(A)          the Borrower (provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof), provided that no consent of the Borrower shall be required (but notice to the Borrower, either prior to or promptly after such assignment, shall be required) for an assignment to (1) a Lender, an Affiliate of a Lender or an Approved Fund (provided further, notwithstanding the preceding clause (1), the consent of the Borrower shall be required if, after giving effect to such assignment, the assignee, collectively with its affiliated Lenders and affiliated Approved Funds, would, as a result of such assignment, hold more than fifteen percent (15%) of the aggregate amounts of Loans and unused Term Loan Commitments), or, (2) if an Event of Default under clause (a), (f) or (g) of Article VII has occurred and is continuing, any assignee; and

(B)          the Administrative Agent.

(ii)            Assignments shall be subject to the following additional conditions:

(A)          except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Term Loan Commitment or Loans, the amount of the Term Loan Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $500,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default under clause (a), (f) or (g) of Article VII has occurred and is continuing;

(B)          each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)           the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500, such fee to be paid by either the assigning Lender or the assignee Lender or shared between such Lenders; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment;

(D)          the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal and state securities laws;

(E)           without the prior written consent of the Administrative Agent, no assignment shall be made to a prospective assignee that bears a relationship to the Borrower described in Section 108(e)(4) of the Code; and

(F)           the assignee shall not be the Borrower or any Subsidiary or Affiliate of the Borrower.

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

For the purposes of this Section 9.04(b), the term “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its Lender Parent, (c) the Parent, any of its Subsidiaries or any of its Affiliates, (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof or (e) a Disqualified Institution.

(iii)           Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)           The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being only for Taxes purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Loan Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)            Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)            (i)            Any Lender may, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Term Loan Commitment and/or the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) without the prior written consent of the Administrative Agent, no participation shall be sold to a prospective participant that bears a relationship to the Borrower described in Section 108(e)(4) of the Code. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.03(b) without regard to the existence of any participation. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) or in clause (i) of Section 9.04(a) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(j)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Term Loan Commitments, Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Term Loan Commitment, Loan or other obligation is in registered form under Treasury Regulations Section 5f.103-1(c) and Proposed Treasury Regulations Section 1.163-5(b) (or any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii)            A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) and (h) as though it were a Lender.

(d)            Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or other applicable central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)            Disqualified Institutions.

(i)            No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign or grant a participation in all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee or Participant that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such assignee or Participant shall not retroactively be disqualified from being a Lender or Participant and (y) the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment or participation in violation of this clause (e)(i) shall not be void, but the other provisions of this clause (e) shall apply.

(ii)            If any assignment or participation is made to any Disqualified Institution without the Borrower’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) in the case of outstanding Term Loans held by Disqualified Institutions, prepay such Term Loan by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and under the other Loan Documents and/or (B) require such Disqualified Institution to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04), all of its interest, rights and obligations under this Agreement to one or more Persons (other than an Ineligible Institution) at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and the other Loan Documents.

(iii)           Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions to whom an assignment or participation is made in violation of clause (i) above (A) will not have the right to (x) receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders (or any of them) and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (“Plan of Reorganization”), each Disqualified Institution party hereto hereby agrees (1) not to vote on such Plan of Reorganization, (2) if such Disqualified Institution does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other applicable laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other applicable laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv)           The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on an Approved Electronic Platform, including that portion of such Approved Electronic Platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender or potential Lender requesting the same.

(v)            The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, by any other Person to any Disqualified Institution.

Section 9.05       Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect in accordance with their terms at any time that the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and at any time that the Term Loan Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17, 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Term Loan Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

Section 9.06       Counterparts; Integration; Effectiveness; Electronic Execution. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Loan Parties and each of the Administrative Agent and the Lender Parties agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered.   Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Lender Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document.  All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Administrative Agent is not under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lender Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party and/or any Lender Party without further verification and (b) upon the request of the Administrative Agent or any Lender Party, any Electronic Signature shall be promptly followed by such manually executed counterpart.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and reasonably believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Each of the Loan Parties and each Lender Party hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document based solely on the lack of paper original copies of this Agreement, such other Loan Document, and (ii) waives any claim against the Administrative Agent, each Lender Party and each Related Party for any liabilities arising solely from the Administrative Agent’s and/or any Lender Party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Section 9.07       Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 9.07, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 9.08       Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, but excluding deposits held in a trustee, fiduciary, agency or similar capacity or otherwise for the benefit of a third party) at any time held, and other obligations at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations of the Borrower may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.24 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 9.09       Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)           Each of the Lenders and the Administrative Agent hereby irrevocably and unconditionally agrees that, notwithstanding the governing law provisions of any applicable Loan Document, any claims brought against the Administrative Agent or any of its Related Parties relating to this Agreement, any other Loan Document or the consummation or administration of the transactions contemplated hereby or thereby shall be construed in accordance with and governed by the law of the State of New York.

(c)            Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to only the jurisdiction of (i) the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan) and (ii) any U.S. federal or Illinois state court sitting in Chicago, Illinois, and in each case any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such Federal (to the extent permitted by law) or New York State court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties (i) in the courts of any jurisdiction, and (ii) in respect of any Loan Party incorporated in Luxembourg only, any courts having jurisdiction where the head office, central administration, centre of main interest, place of effective management, domicile and/or establishment of that Loan Party is situated or where any asset of that Loan Party is situated.

(d)            The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (c) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(e)            Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. The Parent and the Guarantor irrevocably designates and appoints the Service of Process Agent, as its authorized agent, to accept and acknowledge on its behalf, service of any and all process which may be served in any suit, action or proceeding of the nature referred to in Section 9.09(c) in any federal or New York State court sitting in New York City. The Borrower hereby represents, warrants and confirms that the Service of Process Agent has agreed to accept such appointment. Said designation and appointment shall be irrevocable by the Parent and the Guarantor, until all Loans, all reimbursement obligations, interest thereon and all other amounts payable by the Borrower hereunder and under the other Loan Documents shall have been paid in full in accordance with the provisions hereof and thereof. The Parent and the Guarantor hereby consent to process being served in any suit, action or proceeding of the nature referred to in Section 9.09(c) in any federal or New York State court sitting in New York City by service of process upon the Service of Process Agent as provided in this Section 9.09(e); provided that, to the extent lawful and possible, notice of said service upon such agent shall be mailed by registered or certified air mail, postage prepaid, return receipt requested, to the Parent and the Guarantor at its address set forth in Section 9.01 or to any other address of which the Borrower shall have given written notice to the Administrative Agent (with a copy thereof to the Service of Process Agent). The Parent and the Guarantor each irrevocably waive, to the fullest extent permitted by law, all claim of error by reason of any such service in such manner and agrees that such service shall be deemed in every respect effective service of process upon the Parent or the Guarantor, as applicable, in any such suit, action or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid and personal service upon and personal delivery to the Parent or the Guarantor, as applicable. To the extent the Parent or the Guarantor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution of a judgment, execution or otherwise), the Parent and the Guarantor each hereby irrevocably waives such immunity in respect of its obligations under the Loan Documents. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10       WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11       Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12       Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential to the same extent as if they were parties hereto), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required (i) by applicable laws or regulations or (ii) by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (it being understood that the DQ List may be disclosed to any assignee or Participant, or prospective assignee or Participant, in reliance on and subject to the terms of this clause (f)(i)) or (ii) any actual or prospective counterparty (or its advisors) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, (g) on a confidential basis to (A) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided for herein or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided for herein, (h) with the written consent of the Borrower or (i) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower or any of its Subsidiaries that the Administrative Agent or such Lender, as applicable, reasonably believes is not prohibited from disclosing such information to such party in violation of a duty of confidentiality to the Borrower or any of its Subsidiaries. In the event of disclosure pursuant to clause (c)(ii) above, the applicable disclosing Person shall, (x) to the extent not prohibited by applicable law, rule or regulation, as promptly as practicable notify the Borrower in writing of such required disclosure, (y) so furnish only that portion of the Information which such disclosing Person reasonably determines (which may be in reliance on the advice of legal counsel) it is legally required to disclose and (z) use commercially reasonable efforts to ensure that any such Information so disclosed is accorded confidential treatment. For the purposes of this Section, “Information” means all information which is received from or on behalf of the Borrower relating to the Borrower, its Subsidiaries or Affiliates or their respective business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information but in no event less than a reasonable degree of care.

For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority without any notification to any person.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THE IMMEDIATELY PRECEDING PARAGRAPH FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY OR ON BEHALF OF THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW AND AGREES TO UPDATE SUCH CREDIT CONTACT BY NOTICE TO THE BORROWER AND THE ADMINISTRATIVE AGENT FROM TIME TO TIME AS NECESSARY TO CAUSE THE FOREGOING REPRESENTATION TO BE TRUE AT ALL TIMES.

Section 9.13       USA PATRIOT Act; Beneficial Ownership Regulation. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) and the requirements of the Beneficial Ownership Regulation hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name, address and tax identification number of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Patriot Act and the Beneficial Ownership Regulation.

Section 9.14       Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.

Section 9.15       No Fiduciary Duty, etc. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arranger, the other Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower , each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, the Arrangers nor any Lender has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent, the Arrangers nor any Lender has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.16       Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

To the extent not prohibited by applicable law, rule or regulation, each Lender shall notify the Borrower and the Administrative Agent if it has become the subject of a Bail-In Action (or any case or other proceeding in which a Bail-In Action may occur).

Section 9.17       Waiver of Immunity. To the extent that any Loan Party has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment in aid or otherwise) with respect to such Loan Party or any of its property, such Loan Party hereby irrevocably waives and agrees not to plead or claim such immunity in respect of its obligations under this Agreement or any other Loan Document.

Section 9.18       Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 9.19       Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of any Loan Party in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Loan Party in the Agreement Currency, such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the applicable Loan Party (or to any other Person who may be entitled thereto under applicable law).

Section 9.20       Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Article X.

Parent Guarantee

In order to induce the Lenders to extend credit to the Borrower hereunder or to any of the Parent’s Subsidiaries under Hedging Agreements and Banking Services Agreements, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged) the Parent hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due, subject to the notice provisions contained in this Article X, of the Obligations and the Specified Ancillary Obligations (collectively, the “Guaranteed Obligations”). The Parent further agrees that the due and punctual payment of such Guaranteed Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Guaranteed Obligation. For the avoidance of doubt and notwithstanding any provision hereof to the contrary, (i) the Guaranteed Obligations shall in no event be broader than the performance of the related Obligations or Specified Ancillary Obligations in accordance with their terms and (ii) nothing contained in this Article X shall affect or otherwise impair any rights (including rights of setoff or counterclaim) that the Borrower or Subsidiary may have against any holder of Guaranteed Obligation under the applicable Hedging Agreement and/or Banking Services Agreement, as applicable, by reason of any action or failure to act of such holder thereunder (including, without limitation, any breach or default of such holder under the related Hedging Agreement or Banking Services Agreement).

The Parent waives presentment to, demand of payment from and protest to any Subsidiary of any of the Guaranteed Obligations, and also waives, other than as set forth in this Article X, notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Parent under this Article X shall not be affected by: (a) the failure of the Administrative Agent or any Lender (or any of its Affiliates) to assert any claim or demand or to enforce any right or remedy against any Subsidiary under the provisions of this Agreement, any other Loan Document, any Hedging Agreement, any Banking Services Agreement or otherwise; (b) any extension or renewal of any of the Guaranteed Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, any other Loan Document, any Hedging Agreement, any Banking Services Agreement or any other agreement (other than to the extent provided for in any express, written release, amendment, modification or waiver with respect to any of this Article X made in accordance with Section 9.02); (d) any default, failure or delay, willful or otherwise, in the performance of any of the Guaranteed Obligations; (e) the failure of the Administrative Agent (or any applicable Lender (or any of its Affiliates)) to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any security or collateral for the Guaranteed Obligations, if any; (f) any change in the corporate, partnership or other existence, structure or ownership of any Subsidiary or any other guarantor of any of the Guaranteed Obligations; (g) the enforceability or validity of the Guaranteed Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Guaranteed Obligations or any part thereof, or any other invalidity or unenforceability relating to or against any Subsidiary or any other guarantor of any of the Guaranteed Obligations, for any reason related to this Agreement, any other Loan Document, any Hedging Agreement, any Banking Services Agreement or any provision of applicable law, decree, order or regulation of any jurisdiction purporting to prohibit the payment by such Subsidiary or any other guarantor of the Guaranteed Obligations, of any of the Guaranteed Obligations or otherwise affecting any term of any of the Guaranteed Obligations; or (h) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Parent or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of the Parent to subrogation.

The Parent further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Guaranteed Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the Administrative Agent or any Lender (or any of its Affiliates) to any balance of any deposit account or credit on the books of the Administrative Agent or any Lender in favor of any Subsidiary or any other Person.

The obligations of the Parent hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Guaranteed Obligations, any impossibility in the performance of any of the Guaranteed Obligations or otherwise.

The Parent further agrees that its obligations hereunder shall constitute a continuing and irrevocable guarantee of all Guaranteed Obligations now or hereafter existing and shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Guaranteed Obligation (including a payment effected through exercise of a right of setoff) is rescinded, or is or must otherwise be restored or returned by the Administrative Agent or any Lender (or any of its Affiliates) upon the insolvency, examinership, bankruptcy or reorganization of any Subsidiary or otherwise (including pursuant to any settlement entered into by a holder of Guaranteed Obligations in its discretion).

In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent or any Lender (or any of its Affiliates) may have at law or in equity against the Parent by virtue hereof, upon the failure of any Subsidiary to pay any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Parent hereby promises to and will, promptly but in any event within two (2) Business Days following receipt of written demand by the Administrative Agent or any Lender (or any of its Affiliates), forthwith pay, or cause to be paid, to the Administrative Agent or any Lender (or any of its Affiliates) in cash an amount equal to the unpaid principal amount of the Guaranteed Obligations then due, together with accrued and unpaid interest thereon. The Parent further agrees that if payment in respect of any Guaranteed Obligation shall be due in a currency other than Dollars and/or at a place of payment other than New York, Chicago or any other Payment Office and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other similar event, payment of such Guaranteed Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of the Administrative Agent or any Lender (or any of its Affiliates), disadvantageous to the Administrative Agent or any Lender (or any of such Lender’s Affiliates) in any material respect, then, at the election of the Administrative Agent, the Parent shall make payment of such Guaranteed Obligation in Dollars (based upon the Dollar Amount of such Guaranteed Obligation on the date of payment) and/or in New York, Chicago or such other Payment Office as is designated by the Administrative Agent or such Lender and, as a separate and independent obligation, shall indemnify the Administrative Agent and any Lender (and such Lender’s Affiliates), as applicable, against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.

Upon payment by the Parent of any sums as provided above, all rights of the Parent against any Subsidiary arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full in cash of all the Guaranteed Obligations owed by such Subsidiary.

Nothing shall discharge or satisfy the liability of the Parent hereunder except the full performance and payment in cash of the Guaranteed Obligations.

Article XI.

GUARANTOR Guarantee

In order to induce the Lenders to extend credit to the Borrower hereunder or to any of the Borrower’s Subsidiaries under Hedging Agreements and Banking Services Agreements, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged) the Guarantor hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due, subject to the notice provisions contained in this Article XI, of the Obligations of the Borrower under this Agreement and the Specified Borrower Ancillary Obligations (collectively, the “Guaranteed Borrower Obligations”). The Guarantor further agrees that the due and punctual payment of such Guaranteed Borrower Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Guaranteed Borrower Obligation. For the avoidance of doubt and notwithstanding any provision hereof to the contrary, (i) the Guaranteed Borrower Obligations shall in no event be broader than the performance of the related Obligations or Specified Borrower Ancillary Obligations in accordance with their terms and (ii) nothing contained in this Article XI shall affect or otherwise impair any rights (including rights of setoff or counterclaim) that the Borrower or Subsidiary thereof may have against any holder of Guaranteed Borrower Obligation under the applicable Hedging Agreement and/or Banking Services Agreement, as applicable, by reason of any action or failure to act of such holder thereunder (including, without limitation, any breach or default of such holder under the related Hedging Agreement or Banking Services Agreement).

The Guarantor waives presentment to, demand of payment from and protest to the Borrower or Subsidiary thereof of any of the Guaranteed Borrower Obligations, and also waives, other than as set forth in this Article XI, notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Guarantor under this Article XI shall not be affected by: (a) the failure of the Administrative Agent or any Lender (or any of its Affiliates) to assert any claim or demand or to enforce any right or remedy against the Borrower or Subsidiary thereof under the provisions of this Agreement, any other Loan Document, any Hedging Agreement, any Banking Services Agreement or otherwise; (b) any extension or renewal of any of the Guaranteed Borrower Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, any other Loan Document, any Hedging Agreement, any Banking Services Agreement or any other agreement (other than to the extent provided for in any express, written release, amendment, modification or waiver with respect to any of this Article XI made in accordance with Section 9.02); (d) any default, failure or delay, willful or otherwise, in the performance of any of the Guaranteed Borrower Obligations; (e) the failure of the Administrative Agent (or any applicable Lender (or any of its Affiliates)) to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any security or collateral for the Guaranteed Borrower Obligations, if any; (f) any change in the corporate, partnership or other existence, structure or ownership of the Borrower or Subsidiary thereof or any other guarantor of any of the Guaranteed Borrower Obligations; (g) the enforceability or validity of the Guaranteed Borrower Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Guaranteed Borrower Obligations or any part thereof, or any other invalidity or unenforceability relating to or against the Borrower or Subsidiary thereof or any other guarantor of any of the Guaranteed Borrower Obligations, for any reason related to this Agreement, any other Loan Document, any Hedging Agreement, any Banking Services Agreement or any provision of applicable law, decree, order or regulation of any jurisdiction purporting to prohibit the payment by the Borrower or any Subsidiary thereof or any other guarantor of the Guaranteed Borrower Obligations, of any of the Guaranteed Borrower Obligations or otherwise affecting any term of any of the Guaranteed Borrower Obligations; or (h) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of the Guarantor to subrogation.

The Guarantor further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Guaranteed Borrower Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the Administrative Agent or any Lender (or any of its Affiliates) to any balance of any deposit account or credit on the books of the Administrative Agent or any Lender in favor of the Borrower or any other Person.

The obligations of the Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Guaranteed Borrower Obligations, any impossibility in the performance of any of the Guaranteed Borrower Obligations or otherwise.

The Guarantor further agrees that its obligations hereunder shall constitute a continuing and irrevocable guarantee of all Guaranteed Borrower Obligations now or hereafter existing and shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Guaranteed Borrower Obligation (including a payment effected through exercise of a right of setoff) is rescinded, or is or must otherwise be restored or returned by the Administrative Agent or any Lender (or any of its Affiliates) upon the insolvency, examinership, bankruptcy or reorganization of the Borrower or Subsidiary thereof or otherwise (including pursuant to any settlement entered into by a holder of Guaranteed Borrower Obligations in its discretion).

In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent or any Lender (or any of its Affiliates) may have at law or in equity against the Guarantor by virtue hereof, upon the failure of the Borrower or Subsidiary thereof to pay any Guaranteed Borrower Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Guarantor hereby promises to and will, promptly but in any event within two (2) Business Days following receipt of written demand by the Administrative Agent or any Lender (or any of its Affiliates), forthwith pay, or cause to be paid, to the Administrative Agent or any Lender (or any of its Affiliates) in cash an amount equal to the unpaid principal amount of the Guaranteed Borrower Obligations then due, together with accrued and unpaid interest thereon. The Guarantor further agrees that if payment in respect of any Guaranteed Borrower Obligation shall be due in a currency other than Dollars and/or at a place of payment other than New York, Chicago or any other Payment Office and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other similar event, payment of such Guaranteed Borrower Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of the Administrative Agent or any Lender (or any of its Affiliates), disadvantageous to the Administrative Agent or any Lender (or any of such Lender’s Affiliates) in any material respect, then, at the election of the Administrative Agent, the Guarantor shall make payment of such Guaranteed Borrower Obligation in Dollars (based upon the Dollar Amount of such Guaranteed Borrower Obligation on the date of payment) and/or in New York, Chicago or such other Payment Office as is designated by the Administrative Agent or such Lender and, as a separate and independent obligation, shall indemnify the Administrative Agent and any Lender (and such Lender’s Affiliates), as applicable, against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.

Upon payment by the Guarantor of any sums as provided above, all rights of the Guarantor against the Borrower or Subsidiary thereof arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full in cash of all the Guaranteed Borrower Obligations owed by the Borrower or Subsidiary thereof.

Nothing shall discharge or satisfy the liability of the Guarantor hereunder except the full performance and payment in cash of the Guaranteed Borrower Obligations.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized representatives as of the day and year first above written.

HOFFMAN SCHROFF HOLDINGS, INC., as the Borrower

By	/s/ Randolph A. Wacker
	Name:	Randolph A. Wacker
	Title:	President and Treasurer

nVent Electric plc, as the Parent

By	/s/ Randolph A. Wacker
	Name:	Randolph A. Wacker
	Title:	Senior Vice President and Chief Accounting Officer

nVent Finance S.à r.l., as the Guarantor

By	/s/ Randolph A. Wacker
	Name:	Randolph A. Wacker
	Title:	Manager

BANK OF AMERICA, N.A., as the Administrative Agent

By	/s/ Michael Contreras
	Name:	Michael Contreras
	Title:	Managing Director

BANK OF AMERICA, N.A., individually as a Lender

By	/s/ Michael Contreras
	Name:	Michael Contreras
	Title:	Managing Director

BANK OF CHINA LIMITED, LOS ANGELES BRANCH, as a Lender

By	/s/ Peng Li
	Name:	Peng Li
	Title:	SVP & Branch Manager

Signature Page to Term Loan Agreement

Hoffman Schroff Holdings, Inc.

BMO BANK N.A., as a Lender

By	/s/ Scott Ackerman
	Name:	Scott Ackerman
	Title:	Managing Director

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By	/s/ Kenneth R. Fieler
	Name:	Kenneth R. Fieler
	Title:	Senior Vice President

CITIBANK, N.A., as a Lender

By	/s/ Daniel Boselli
	Name:	Daniel Boselli
	Title:	Vice President

JPMORGAN CHASE BANK, N.A., as a Lender

By	/s/ Eduardo López Peiró
	Name:	Eduardo López Peiró
	Title:	Vice President

KEYBANK NATIONAL ASSOCIATION, as a Lender

By	/s/ Michael G Kousaie
	Name:	Michael G Kousaie
	Title:	Senior Vice President

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By	/s/ Stephen J. O’Hara
	Name:	Stephen J. O’Hara
	Title:	SVP

Signature Page to Term Loan Agreement

Hoffman Schroff Holdings, Inc.

GOLDMAN SACHS BANK USA, as a Lender

By	/s/ Thomas Manning
	Name:	Thomas Manning
	Title:	Authorized Signatory

Signature Page to Term Loan Agreement

Hoffman Schroff Holdings, Inc.